Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made as of the 31st day of August, 2018 (the “Effective Date”), by and among Lexington Realty Trust, a Maryland real estate investment trust (“LXP”) and Lepercq Corporate Income Fund L.P., a Delaware limited partnership (“LCIF”; LXP and LCIF are collectively referred to herein as “Seller”), and LX JV Investor LLC, a Delaware limited liability company (“DK”).
RECITALS
A.    The Parties anticipate that NNN Office JV L.P., a Delaware limited partnership (the “Partnership”) will be formed at Closing pursuant to a limited partnership agreement (the “Partnership Agreement”), among LXPDK GP LLC, a Delaware limited liability company, as the general partner, and NLSAF LP1 LLC, a Delaware limited liability company, UHA LP2 LLC, a Delaware limited liability company, and DK, as limited partners. Immediately prior to Closing, Purchaser shall assign this Agreement to the Partnership pursuant to an Assignment of Purchase and Sale Agreement in substantially the form attached as Exhibit A hereto (the “Assignment of Purchase Agreement”).
B.    At Closing, Seller will sell or cause to be sold direct and/or indirect interests in the Owners of Properties to Purchaser as further described on Schedule 1, subject to the terms and conditions of this Agreement.
NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS
1.1    Definitions. In addition to the terms defined in this Agreement, the following terms shall have the meanings set forth herein:
“Access Agreement” means that certain Second Amended and Restated Access Agreement, dated August 1, 2018 and effective as of August 6, 2018, between LXP, Owner and DKCM LP.
“Affiliate” shall mean, as to any specified Person, any other Person that directly or indirectly Controls, is Controlled by, or is under Common Control with such first Person.
“Agreement” is defined in the preamble to this Agreement.
“Assignment of Interest” is defined in Section 7.3(c) of this Agreement.
“Assignment of Purchase Agreement” is defined in the recitals of this Agreement.

“Broker” means, collectively, the Sale Broker and the Mortgage Broker.
“Business Day” means any day of the year other than Saturday, Sunday or any other day on which banks located in New York, New York generally are closed for business.
“Charlotte Mezz Borrower” means Lex Charlotte AXC Mezz L.P., a Delaware limited partnership.
“Charlotte Mezz General Partner” means Lex Charlotte AXC Mezz GP LLC, a Delaware limited liability company, the general partner of Charlotte Mezz Borrower.
“Closing” is defined in Section 7.2 of this Agreement.
“Closing Date” is defined in Section 7.2 of this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitments” is defined in Section 5.1 of this Agreement.
“Common Control” means that two or more Persons are Controlled by the same other Person.
“Condominium Interest” means, as to the Property located in Richmond, Virginia, the applicable Owner’s interest as the unit owner of the Tower Unit, as described in the Declaration, and as the declarant under the Declaration.
“Confidentiality Agreement” means the Principal Confidentiality Agreement, dated May, 2018 and executed on May 4, 2018 by DKCM LP.
“Contribution Agreement” means that certain Contribution Agreement, dated of even date herewith, between Union Hills Associates, Net Lease Strategic Assets and the Purchaser.
“Control” (and any reasonable variation thereof) means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The possession, directly or indirectly, by another Person of a right to approve or consent to (or otherwise restrict) certain business or affairs of the specified Person through major decision rights or similar protective approval rights shall not, in and of itself, constitute or indicate Control, nor shall a Person be deemed not to possess Control solely because another Person possesses, directly or indirectly, such major decision rights or similar protective approval rights with respect to the specified Person.
“Declaration” means that certain Declaration of Gateway Plaza Condominium dated August 8, 2013 and made effective October 28, 2015, recorded in the Clerk’s Office of the Circuit Court of the City of Richmond, Virginia, as Instrument Number 15-20732, together with any amendments thereto.

“Demand” is defined in Section 10.14(i) of this Agreement.
“Demanding Party” is defined in Section 10.14(i) of this Agreement.
“Deposit” is defined in Section 2.1(a) of this Agreement.
“Dispute Notice” is defined in Section 10.14(i) of this Agreement.
“DK” is defined in the preamble to this Agreement.
“DKCM LP” means Davidson Kempner Capital Management LP.
“Endorsements” means the following endorsements (to the extent available in the jurisdiction in which the applicable Property is located) as required by Purchaser: (i) owner’s comprehensive endorsement; (ii) location endorsement; (iii) subdivision endorsement; (iv) separate tax lot endorsement; (v) street access endorsement; (vi) survey endorsement; (vii) encroachment endorsement, if applicable; (viii) restrictions endorsement, if applicable; (ix) Fairway endorsement, if applicable; (x) non-imputation endorsement, if applicable; and (xi) such other endorsements as reasonably required by Purchaser.
“Environmental Laws” is defined in Section 3.1(k) of this Agreement.
“Escrowed Title Funds” is defined in Section 5.3(c) of this Agreement.
“Exception Matter” is defined in Section 3.3(a) of this Agreement.
“Existing Lenders” means the holders of the note(s) in respect of an Existing Loan.
“Existing Loan” means (i) the loan secured by a mortgage or deed of trust encumbering the Property in Charlotte, North Carolina, (ii) the loan secured by a mortgage or deed of trust encumbering the Property in Richmond, Virginia and (iii) the mezzanine loan encumbering the Interests in respect of the Property in Charlotte, North Carolina, in each case, entered into prior to the Effective Date.
“Existing Loan Documents” means the material documents and instruments evidencing and securing an Existing Loan (excluding any certificates or similar instruments delivered to the lender in connection with the origination of an Existing Loan that do not contain any terms of the Existing Loan, provided that the breach or violation of any such certificates or instruments could not result in an event of default under any Existing Loan), and all amendments, modifications and supplements thereto.
“General Partner” means each of the Persons listed on Schedule 1 hereto under the heading “General Partner.”
“Governmental Authority” means any federal, state, county or municipal government, or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court or administrative tribunal.
“Ground Lease” means, any ground lease pursuant to which (i) the Owner is a fee owner of such Property and ground leases such Property to a Third-Party Ground Lessee or in the case of the Real Property located in Richmond, Virginia, to an affiliated entity, or (ii) the Owner is a leasehold owner of such Property and ground leases such Property from a Third-Party Ground Lessor, and, in each case, all amendments thereto.
“Ground Lessee” means an Owner who is a tenant under a Ground Lease.
“Ground Lessor” means the applicable Owner who is the landlord under the Ground Leases encumbering portions of the Properties located in Richmond, Virginia and Charlotte, North Carolina.
“Hazardous Materials” is defined in Section 3.1(k) of this Agreement.
“Indemnified Party” is defined in Section 10.16(b) of this Agreement.
“Independent Contract Consideration” is defined in Section 2.1(d) of this Agreement.
“Intangible Property” means, as to a Property, all intangible property owned by the Owner and used in connection with the Real Property or the Personal Property including, without limitation, all of the Owner’s right, title and interest in and to all: licenses; approvals; applications and permits issued or approved by any Governmental Authority and relating to the use, operation, ownership, occupancy and/or maintenance of the Real Property or the Personal Property; utility arrangements; access agreements; indemnities; claims against third parties; warranties; surety bonds; letters of credit; plans; drawings; specifications; surveys; maps; engineering reports and other technical descriptions; books and records; insurance proceeds and condemnation awards; and all other intangible rights used in connection with or relating to the Real Property or the Personal Property, including rights, if any to current and past names of the Real Property.
“Interest” means a direct or indirect equity interest in an Owner, as described on Schedule 1 hereto.
“LCIF” is defined in the preamble to this Agreement.
“Lease” means, any lease or sublease of a particular Property by a Tenant in which an Owner is the landlord or sublandlord, and all amendments, modifications and/or supplements thereto, other than a Ground Lease.
“Loan” means the non-recourse mortgage loan to be obtained by Purchaser (on behalf of certain subsidiaries of the Partnership) to finance a portion of the Sales Price, as more particularly described in that certain term sheet, dated July 16, 2018 from Bank of America Merrill Lynch to DKCM LP.

“Loan Documents” means the documents to be executed by the Parties (on behalf of certain subsidiaries of the Partnership, including the Owners), as applicable, in connection with the Loan, including, without limitation, any subordination, non-disturbance and attornment agreements required by the lender under the Loan to be delivered by any Owners and Tenants.
“LXP” is defined in the preamble to this Agreement.
“Management Agreement” means those certain property management, asset management and/or construction management agreements affecting the Properties as of the Effective Date that are set forth on Schedule 2 attached hereto.
“Material Title Exception” is defined in Section 5.3(a) of this Agreement.
“Mortgage Broker” is defined in Section 10.16(a) of this Agreement.
“OFAC” means the United States Treasury’s Office of Foreign Assets Control, Department of the Treasury.
“Owner” means each of the Persons listed on Schedule 1 hereto under the heading “Owner.”
“Owner Financial Statements” means the balance sheets and statements of income and expenses of the Owners delivered by Seller to Purchaser prior to the Effective Date.
“Owner Organizational Documents” means limited partnership and limited liability company agreements governing each Owner, General Partner, Charlotte Mezz Borrower and Charlotte Mezz General Partner which have previously been delivered to Purchaser and good standing certificates with respect to each Owner, General Partner, Charlotte Mezz Borrower and Charlotte Mezz General Partner to be delivered after the Effective Date.
“Partnership” is defined in the Recitals to this Agreement.
“Partnership Agreement” is defined in the Recitals to this Agreement.
“Party” or “Parties” means, individually or collectively, as the case may be, Seller and Purchaser, and their respective permitted successors and assigns.
“Permitted Exceptions” mean such exceptions to title to a Property (i) that are contained in any title commitment or pro forma title policy delivered to Purchaser on or prior to the Effective Date (ii) that are not Material Title Exceptions or (iii) that Purchaser has accepted or is deemed to have accepted as provided in Section 5.3 of this Agreement.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other legal entity.

“Personal Property” means, as to each Property, all tangible property owned by the Owner now or on the Closing Date and used in conjunction with the operation, maintenance, ownership and/or occupancy of the Real Property including without limitation: furniture; furnishings; art work; sculptures; paintings; office equipment and supplies; landscaping; plants; lawn equipment; and whether stored on or off the Real Property, tools and supplies, maintenance equipment, materials and supplies used in the operation of the Real Property, shelving and partitions, and any construction and finish materials and supplies not incorporated into the improvements and held for repairs and replacements thereto, wherever located.
“Property” means, for each property described on Schedule 1 hereto, the applicable Owner’s fee simple or leasehold interest, as applicable, in Real Property, together with such Owner’s right, title and interest in the Leases, Ground Leases, Condominium Interest, Personal Property and Intangible Property related to it, and “Properties” means all Property collectively.
“Purchaser” means (i) DK, in respect of any time prior to Closing (including, without limitation, for purposes of Purchaser’s representations and warranties set forth in Section 3.5) and (ii) the Partnership, in respect of any time at or after Closing.
“Purchase and Sale Agreement II” means that certain Purchase and Sale Agreement II, dated of even date herewith, by and among Lexington Realty Trust, a Maryland real estate investment trust, Lepercq Corporate Income Fund L.P., a Delaware limited partnership, and DK.
“Purchaser’s Affiliates” is defined in Section 3.3(a) of this Agreement.
“Real Property” means, as to each Property, the real property, together with all rights, privileges, hereditaments and interests appurtenant thereto, including, without limitation: any water and mineral rights, development rights, air rights, easements, and any and all rights of the Owner in and to any streets, alleys, passages and other rights of way; and all buildings and other improvements located on or affixed to such real property and all replacements and additions thereto.
“Sale Broker” is defined in Section 10.16(a) of this Agreement.
“Sales Price” is defined in Section 2.1 of this Agreement.
“Seller” is defined in the preamble to this Agreement.
“Seller’s Affiliates” is defined in Section 10.15 of this Agreement.
“Seller’s Warranties” is defined in Section 3.2 of this Agreement.
“Service Provider Contracts” is defined in Section 3.1(g) of this Agreement.
“Surviving Obligations” is defined in Section 5.3(c) of this Agreement.

“Tenant” means a direct tenant of the Owner of any Property pursuant to such tenant’s applicable Lease.
“Third-Party Ground Lessee” means the Person who is the tenant under a Ground Lease in which an Owner is the Ground Lessor.
“Third-Party Ground Lessor” means the Person who is the landlord under a Ground Lease in which an Owner is the Ground Lessee.
“Title Company” means First American Title Insurance Company, 1125 17th Street, Suite 750, Denver, Colorado 80202, Attention: John V. Miller.
“Title Exception” is defined in Section 5.3(a) of this Agreement.
“Title Objection Notice” is defined in Section 5.3(a) of this Agreement.
“Title Policy” means an ALTA Owner’s Policy of title insurance with respect to each Property, issued by the Title Company as of Closing, in the amount of the Sales Price for the applicable Interest related to such Property, containing the Endorsements, insuring that the Owner of the Property, is the owner of fee simple title or leasehold title, as applicable, to the Property, subject only to the Permitted Exceptions.
“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, mortgage, intangibles and other such taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement.
“Updated Survey” is defined in Section 5.2 of this Agreement.
“Warranty Expiration Date” is defined in Section 3.2 of this Agreement.
ARTICLE 2
SALES PRICE
2.1    The aggregate purchase price for the Interests is FOUR HUNDRED FOURTEEN MILLION SIX HUNDRED TWENTY NINE THOUSAND NINE HUNDRED TWENTY EIGHT AND NO/100 DOLLARS ($414,629,928.00) (the “Sales Price”). The allocated Sales Price for each Interest individually is as set forth in Schedule 1 attached hereto.
The Sales Price will be paid as follows:
(a)Deposit. Within two (2) business days after the Effective Date, Purchaser shall deposit in escrow with the Title Company ELEVEN MILLION NINE HUNDRED NINETY ONE THOUSAND AND NO/100 DOLLARS ($11,991,000.00) (the “Deposit”) to be held and released by Title Company in accordance with this Agreement, including the provisions of Section 10.14 of this Agreement. Purchaser's deposit of the Deposit with the Title Company within the prescribed time period is a condition precedent to the effectiveness of this Agreement; and, if Purchaser fails to deliver the Deposit to the Title Company within the time prescribed, this Agreement will be of no further force and effect. The Deposit shall be held in an interest-bearing account and all interest thereon shall be deemed a part of the Deposit. If the Closing as contemplated hereunder should occur, then the Deposit will be paid by the Title Company to Seller at the Closing, and the Deposit will be credited against the Sales Price payable by Purchaser to Seller at the Closing. The Deposit will be non-refundable to Purchaser except that the Deposit will be refundable to Purchaser if this Agreement is canceled and terminated by Purchaser under Section 3.3(b) (“No Liability for Exception Matters”), Section 5.3(c) (“Title Objections”), Section 6.1 (“Obligation of Purchaser”), Section 9.1 (“Casualty”), Section 9.2 (“Condemnation”) and Section 10.1(b)(1) (“Remedies”).
(b)Existing Loans. Purchaser shall receive a credit against the Sales Price at the Closing for the outstanding principal balance of the Existing Loans. Purchaser shall not receive a credit against the Sales Price for the amount of any escrows or reserves paid by Seller and held by the Existing Lenders as of the Closing Date and Purchaser shall pay to Seller the amount of such escrows or reserves in addition to the Sales Price (and the amount held by the Existing Lenders shall continue to be held as the escrows or reserves under the Existing Loans).
(c)Balance. The balance of the Sales Price, after applying, as a partial payment of the Sales Price, the Deposit, and subject to adjustment for all credits, prorations and closing costs provided for in this Agreement, will be paid to the Title Company for payment to Seller at the Closing hereunder, in each case, by wire transfer of immediately available funds.
(d)Independent Contract Consideration. The sum of $100.00 (the “Independent Contract Consideration”) is a non-refundable portion of the Deposit as consideration for Purchaser’s exclusive right to inspect and purchase the Interests pursuant to this Agreement and for Seller’s execution, delivery and performance of this Agreement. Any reference in this Agreement to Purchaser receiving back the Deposit means the Title Company shall return the Deposit (less the non-refundable Independent Contract Consideration) to Purchaser and deliver the Independent Contract Consideration to Seller.
2.2    The Parties hereto acknowledge and agree that the value of the Personal Property is de minimis and that no part of the Sales Price is allocable thereto.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
3.1    Representations and Warranties of Seller. Seller hereby represents and warrants as follows to the Purchaser:
(a)Due Organization. Each of Seller, General Partner, Charlotte Mezz Borrower, Charlotte Mezz General Partner and Owner has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization and is qualified to do business and in good standing in all jurisdictions where such qualification is necessary to carry on its business as now conducted.
(b)Due Authorization. Seller has the power and authority to enter into this Agreement and all documents executed by Seller which are to be delivered to Purchaser at Closing and to perform its obligations hereunder and thereunder.

(c)Due Execution and Delivery. This Agreement has been, and all documents executed by Seller which are to be delivered to Purchaser at Closing will be, duly authorized, executed and delivered by Seller, and this Agreement does not and such other documents will not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller, the Interests or the Properties are subject.
(d)Conflicts; Consents. The execution and delivery of this Agreement, and the performance by Seller under this Agreement, do not and will not conflict with or result in a breach of (with or without the passage of time or notice, or both) the terms of any of Seller’s constituent documents, or any judgment, order or decree of any Governmental Authority binding on Seller, and, to Seller’s knowledge, do not breach or violate any applicable law, rule or regulation of any Governmental Authority. Subject to the consent of the Existing Lenders, the execution, delivery and performance by Seller under this Agreement will not result in a breach or violation of (with or without the passage of time or notice, or both) the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Seller, any General Partner, Charlotte Mezz Borrower, Charlotte Mezz General Partner or Owner is subject. All consents of any third parties (including, without limitation, creditors and Governmental Authorities) necessary to such Seller’s execution and delivery of this Agreement and its consummation of the transaction contemplated by this Agreement have been duly obtained prior to the Effective Date, other than the consent of the Existing Lenders.
(e)Interests. Seller holds title to each Interest free and clear of any liens, claims or other encumbrances, except as disclosed in writing to Purchaser prior to the Effective Date. Seller holds, either directly or indirectly, one hundred percent (100%) of the Interests. Other than the Existing Loans and intercompany loans (which intercompany loans shall be satisfied in full by the applicable Seller as of the Closing), Seller has not, directly or indirectly, sold, conveyed, transferred, given, pledged, mortgaged or otherwise disposed of, encumbered or granted in any manner any Interest. Other than the Existing Loans and intercompany loans (which intercompany loans shall be satisfied in full by the applicable Seller as of the Closing), and except as set forth in the Leases and Ground Leases, there are no outstanding warrants, options, rights, agreements, calls or other commitments to which Seller, Charlotte Mezz Borrower, Charlotte Mezz General Partner or any General Partner (directly or indirectly) is a party relating to or providing for the sale, conveyance, transfer, gift, pledge, mortgage or other disposition, encumbrance or granting of, or permitting any Person to acquire any Interest. Seller has the absolute right, power and capacity, to sell, assign, convey, transfer and deliver the Interests as contemplated by this Agreement, free and clear of any liens, claims or other encumbrances, other than the applicable Existing Loan. Each applicable Owner does not now own and has not at any time previously owned any assets or property other than the Property that it currently owns, and has engaged in no business other than the ownership, operation, use, management, maintenance, leasing and financing of such Property. Each applicable General Partner and Charlotte Mezz General Partner does not now own and has not at any time previously owned any assets or property other than the general partnership interest in the applicable Owner that it currently owns, and has engaged in no business other than the ownership of such general partnership interest. Charlotte Mezz Borrower does not now own and has not at any time previously owned any assets or property other than the limited liability company and limited partnership interests in the applicable Owner that it currently owns and has engaged in no business other than the ownership of such limited liability company and limited partnership interests. Each Owner, Charlotte Mezz Borrower, Charlotte Mezz General Partner and General Partner is, and has been at all times during Seller’s ownership of such Owner, Charlotte Mezz Borrower, Charlotte Mezz General Partner and General Partner, treated as a disregarded entity from its owner for U.S. federal income tax purposes
(f)Litigation. Except as disclosed in writing to Purchaser prior to the Effective Date, there is no action, suit or proceeding, or any order, decree or judgment, at law or in equity pending or, to Seller’s knowledge, threatened against any Interests, Seller, Owner, Charlotte Mezz Borrower, Charlotte Mezz General Partner or General Partner that, if adversely determined, would have a material adverse effect on the financial condition or results of operations of any Owner, Charlotte Mezz Borrower, Charlotte Mezz General Partner or General Partner, or that challenges or impairs Seller’s ability to execute, deliver or perform under this Agreement or to assign the Interests, or to consummate the transaction as contemplated herein. Except as disclosed in writing to Purchaser prior to the Effective Date, to Seller’s knowledge, there is no action, suit or proceeding, or any order, decree or judgment, at law or in equity pending or threatened against the Properties that, if adversely determined, would have a material adverse effect on the financial condition or results of operations of the Properties, or that challenges or impairs Seller’s ability to execute, deliver or perform under this Agreement or to assign the Interests, or to consummate the transaction as contemplated herein.
(g)Leases. Seller has made available to the Purchaser true, correct and complete copies of all of the Leases affecting the Properties including all guarantees of such Leases. Other than the Leases and the Ground Leases and any matters of record as reflected in the Title Commitments, none of Seller, any General Partner, Charlotte Mezz Borrower, Charlotte Mezz General Partner or any Owner has entered into any contract or agreement with respect to the occupancy of the Property or any portion or portions thereof which will be binding on the Owners after the Closing, other than consent and recognition agreements with respect to subleases and customary agreements for utilities, cable, antennae, fiber optic and other similar service providers (collectively, the “Service Provider Contracts”). To the extent such Service Provider Contracts are in Seller’s actual possession, Seller has made available to Purchaser true, correct and complete copies of such Service Provider Contracts prior to the Effective Date. Except as disclosed in writing to the Purchaser prior to the Effective Date, (i) no written notice has been given or received by any Owner under such Leases with respect to any material default under the Leases that remains uncured and (ii) to Seller’s knowledge, no material default exists on the part of any Tenant under such Leases. Except as disclosed in writing to the Purchaser prior to the Effective Date, there is no free rent outstanding under any Lease, all of the Owner’s obligations to construct tenant improvements have been performed in full, all of the Owner’s obligations to reimburse Tenants for tenant improvements under the Leases and all concessions from the Owner under the Leases have been paid in full, and no leasing commissions are due under the Leases or any separate leasing commission or brokerage agreements. No Tenant has paid any base rent, additional rent or any other amount due under the Lease more than one (1) month in advance of the applicable due date, other than any security deposits (but any advance payment thereof after the Effective Date shall not constitute an Exception Matter if such payment is prorated as provided in Section 7.5 of this Agreement). Except as disclosed in writing to the Purchaser prior to the Effective Date, there are no security deposits paid by Tenants, but any application of security deposits in accordance with the applicable Leases after the Effective Date shall not constitute an Exception Matter.
(h)Ground Leases. Seller has made available to Purchaser true, correct and complete copies of all of the Ground Leases affecting the Properties. Except as disclosed in writing to Purchaser prior to the Effective Date, no written notice has been given or received by Owner with respect to any material default under a Ground Lease that remains uncured and, to Seller’s knowledge, no material monetary default exists on the part of any Third Party Ground Lessor, Third Party Ground Lessee or Owner under such Ground Leases.
(i)Condominium Interest. Seller has made available to Purchaser true, correct and complete copies of all of the documents constituting the Condominium Interest and governing the condominium related thereto. Except as disclosed in writing to Purchaser prior to the Effective Date, no written notice has been given or received by the applicable Owner under the Declaration with respect to any material default under the Declaration or any of the other governing documents of the condominium established under the Declaration and, to Seller’s knowledge, no material monetary default exists on the part of the applicable Owner or any of the other parties under the Declaration or any of the other governing documents of the condominium established under the Declaration.
(j)Legal Compliance. Except as disclosed in writing to Purchaser prior to the Effective Date, no Seller or any Owner has received any written notice of any violation or alleged violation of any laws, rules, regulations or codes, including, without limitation, applicable zoning, subdivision, fire safety, building and other governmental laws and ordinances, with respect to any Interests or Property that (i) if not cured would have a material adverse effect on such Property or Owner’s ability to conduct its business, and (ii) remains uncured.
(k)Environmental. Except as disclosed in writing to Purchaser or disclosed in the Phase I environmental site assessments obtained by Purchaser prior to the Effective Date, (i) no Owner has received written notice from any Governmental Authority or any other Person alleging that such Owner or any portion of any Property is not in compliance with any Environmental Laws (as hereinafter defined) and (ii) no Owner or, to Seller’s knowledge, any Tenant or any other Person, including, without limitation, any management company, contractor or agent of any Owner, has used, generated, processed, stored, released, transported or disposed Hazardous Materials (as hereinafter defined) on, at or under any Property, except in material compliance with applicable Environmental Laws and except as has not resulted and could not reasonably be expected to result in any actual material liability pursuant to Environmental Laws. “Hazardous Materials” means inflammable explosives, radioactive materials, asbestos, asbestos–containing materials, polychlorinated biphenyls, lead, lead-based paint, radon, under and/or above ground tanks, hazardous materials, hazardous wastes, hazardous substances, mold, oil, or related materials that are listed in or regulated by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (14 U.S.C. Section 1401, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.), the Toxic Substance Control Act (15 U.S.C.

Section 2601, et seq.), or any other applicable federal, state or local laws imposing requirements or standards of conduct related to protection of the environment, protection of natural resources or protection of human health from Hazardous Materials (collectively, “Environmental Laws”). The term “Hazardous Materials” includes petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquified natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), and any substance, material waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Law.
(l)Disclosure. To Seller’s knowledge, other than the documents delivered to Purchaser prior to the Effective Date and matters of record appearing in the Title Policy, neither the General Partners, Charlotte Mezz Borrower, Charlotte Mezz General Partner nor the Owners have any material agreements of any kind relating to the Interests or the Properties to which the General Partners, Charlotte Mezz Borrower, Charlotte Mezz General Partner or Owners would be bound after Closing and Seller has no material agreements of any kind relating to the Interests to which Purchaser would be bound after Closing, other than agreements the costs and counterparty of which shall be disclosed in the “2018 Annual Business Plan” defined in the Partnership Agreement.
(m)Existing Loans. (i) Seller has delivered true, correct and complete copies of the Existing Loan Documents to Purchaser, (ii) the payments due under or with respect to such Existing Loans are current and interest has been paid through the date set forth on the loan statements with respect to each Existing Loan disclosed in writing to Purchaser prior to the Effective Date, (iii) no notices of default have been received from the Existing Lenders with respect to any default that remains outstanding and uncured and (iv) except as disclosed to Purchaser in writing prior to the Effective Date, to Seller’s knowledge, there exists no outstanding and uncured material monetary default under the Existing Loan Documents. The outstanding principal balance of each Existing Loan as of the Effective Date and the current balance in each of the reserve or escrow accounts established under each Existing Loan as of the Effective Date are as set forth on the loan statements with respect to each Existing Loan disclosed in writing to Purchaser prior to the Effective Date. Other than the mezzanine loan encumbering the Interests in respect of the Property in Charlotte, North Carolina, each of the Existing Loans is fully funded and the applicable Owner is not entitled to receive any additional advances pursuant to the Existing Loan Documents. Other than the mezzanine loan encumbering the Interests in respect of the Property in Charlotte, North Carolina, all origination, funding or other similar fees payable to the lenders under the Existing Loan Documents have been paid in full. With respect to the mezzanine loan encumbering the Interests in respect of the Property in Charlotte, North Carolina, as of the Effective Date, Charlotte Mezz Borrower potentially is entitled to future advances in the amount of $1,000,000 in accordance with the Existing Loan Documents. No Property, other than those securing the Existing Loans and the mezzanine loan encumbering the Interest in respect of the Property in Charlotte, North Carolina, is subject to any mortgage or mezzanine financing.
(n)Anti-Terrorism. None of Seller, any General Partner, Charlotte Mezz Borrower, Charlotte Mezz General Partner or any Owner is acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order of the President of the United States of America (including the September 24, 2001, Executive Order Blocking Property

and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department, as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any law that is enforced or administered by the United States Office of Foreign Assets Control, and is not engaging in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation.
(o)Management Agreements. Seller has made available to the Purchaser true, correct and complete copies of all of the Management Agreements affecting the Properties. Except as disclosed in writing to the Purchaser prior to the Effective Date, no written notice has been given or received by the applicable Owner under such Management Agreements with respect to any material default under the Management Agreements that remains uncured and, to Seller’s knowledge, no material default exists on the part of any party under such Management Agreements. All management fees and all other sums due and payable to the applicable managers under the Management Agreements have been paid in full as of the Effective Date or will be prorated between Seller and Purchaser at Closing pursuant to Section 7.5.
(p)Employees. No Owner, General Partner, Charlotte Mezz Borrower or Charlotte Mezz General Partner has any employees.
(q)Condemnation. No Owner has received any written notice of, and, to Seller’s knowledge, there is not, any pending or threatened action by any Governmental Authority having the power of eminent domain, which could reasonably be expected to result in any part of any Property being taken by condemnation or conveyed in lieu thereof.
(r)Bankruptcy. No Seller, General Partner, Charlotte Mezz Borrower, Charlotte Mezz General Partner or Owner has made any general assignment for the benefit of creditors, become insolvent or filed a petition for voluntary bankruptcy or filed a petition or answer seeking reorganization or an arrangement or composition, extension or readjustment of its indebtedness or consented, in any creditors’ proceeding, to the appointment of a receiver or trustee of such Seller, General Partner, Charlotte Mezz Borrower, Charlotte Mezz General Partner or Owner, for the Interests or any Property or any part thereof or been named in an involuntary bankruptcy proceeding and to Seller’s knowledge, no such actions are contemplated or have been threatened.
(s)Taxes. Other than taxes required under any Lease to be paid by a Tenant, Seller has paid or caused to be paid any and all federal, state and local taxes attributable to each Owner, General Partner, Charlotte Mezz Borrower, Charlotte Mezz General Partner, the Interests and the Property that are due and payable prior to the Effective Date (taking into account applicable extensions). Seller has timely filed or caused to be filed (taking into account applicable extensions) all material tax returns required to be filed with respect to each Owner, General Partner, Charlotte Mezz Borrower, Charlotte Mezz General Partner, the Interests and the Property (or any portion thereof), and all such tax returns are true, correct, and complete in all material respects. Other than with respect to real property tax assessments described in Section 3.1(y), none of Seller, any General Partner, Charlotte Mezz Borrower, Charlotte Mezz General Partner or Owner (i) has any knowledge of any proceeding by any Governmental Authority for the enforcement of collection of taxes for which any General Partner, Charlotte Mezz Borrower, Charlotte Mezz General Partner or Owner is responsible, (ii) has granted any waiver of any statute of limitation with respect to, or any extension of a period for, the assessment of any taxes for which any General Partner, Charlotte Mezz Borrower, Charlotte Mezz General Partner or Owner is responsible, and (iii) has received any written notice of a special tax or assessment to be levied with respect to a General Partner, Charlotte Mezz Borrower, Charlotte Mezz General Partner or Owner (in its capacity as a partnership or limited liability company, not as an owner of real estate) or the Interests, except as disclosed in writing to Purchaser.
(t)Organizational Documents. The copies of the Owner Organizational Documents delivered to the Purchaser prior to the Effective Date are true, correct and complete copies and no amendments thereto, oral or written, have been filed, executed or made.
(u)Ownership of Property. Set forth on Schedule 1 is a list of the addresses of all Real Property owned in fee or ground leased by any Owner, subject to the Leases, Ground Leases and Permitted Exceptions, the legal descriptions of which, to Seller’s knowledge, are set forth on Exhibit A to each of the Commitments.
(v)Liabilities. As of the Closing Date, there will be no liabilities in accordance with generally accepted accounting principles of any General Partner Charlotte Mezz Borrower, Charlotte Mezz General Partner or Owner that have not been disclosed to Purchaser (i) of which Seller has actual knowledge and (ii) for which Purchaser, any General Partner, Charlotte Mezz Borrower, Charlotte Mezz General Partner or any Owner will be responsible following Closing, and as of the Closing Date, none of the Purchaser, any General Partner, Charlotte Mezz Borrower, Charlotte Mezz General Partner or any Owner will be a debtor under any financing, other than the Existing Loans, the Loan and trade payables incurred in the ordinary course of business.
(w)Owner Financial Statements. The Owner Financial Statements referred to herein are current, correct and complete in all material respects, fairly present the financial condition and assets of each Owner as of June 30, 2018, and no other liabilities are required by generally accepted accounting principles to be disclosed thereunder.
(x)Not a Foreign Person. None of Seller, any General Partner, Charlotte Mezz Borrower, Charlotte Mezz General Partner or any Owner is a “foreign person” which would subject Purchaser to the withholding tax provisions of Section 1445 or Section 1446(f) of the Code.
(y)Proposed Assessments. Other than as disclosed in writing to Purchaser prior to the Effective Date, no Owner has received any written notice of any assessments proposed to be assessed against any Property by any Governmental Authority for public or private improvements for which such Owner would be, in whole or in part (as opposed to any Tenant, Third Party Ground Lessor, Third Party Ground Lessee or any third party subject to the Declaration being solely), liable after the Closing Date.

(z)Licenses. Seller has made available to Purchaser true, correct and complete copies of all material licenses and permits issued to the Owners and in Seller’s actual possession.
The Parties agree that any reference in this Agreement to (y) receipt of written notice by Seller, or words of similar import, means the actual receipt by Seller of the notice (but not including receipt by email unless email is a form of acceptable notice under the notice provisions of the applicable document in question), but shall not mean receipt by any Person whose actions may be imputed to Seller, including, without limitation any manager under a Management Agreement and (z) true, correct and complete copies shall mean only that the applicable documents provided to Purchaser are the same documents as in Seller’s files.
3.2    Enforcement. The representations and warranties set forth in Section 3.1 (“Seller’s Warranties”) will be void, ab initio, and will lapse and terminate if this Agreement terminates or is terminated, except if this Agreement is subsequently reinstated by mutual agreement of the Parties or if Seller exercises any applicable right hereunder to nullify a termination by Purchaser. The Seller’s Warranties shall be deemed to be remade at Closing, subject to any Exception Matter, as described in Section 3.3 below. If the Closing occurs, Seller’s Warranties will survive the Closing hereunder, for the benefit of the Purchaser for a period ending at 5:00 p.m. New York time on the date that is nine (9) months after the Closing Date (the “Warranty Expiration Date”). No claim for a breach of any Seller’s Warranties, or the failure or default of a covenant or agreement of Seller that survives Closing, shall be actionable or payable unless the valid claims for all such breaches collectively aggregate more than FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) (but in the event Purchaser’s claims exceed such amount, Seller shall be responsible for the entire amount of such claims and not just the excess amounts above such threshold, subject to Section 10.17); provided, that, such minimum amount shall not apply with respect to any claims made by Purchaser pursuant to Sections 7.4, 7.5, or 10.16 of this Agreement. To the extent a claim for a breach of any Seller’s Warranties relates to matters covered by the Title Policies, Purchaser shall first exhaust all of its remedies against the Title Company under such Title Policies before it may bring an action against Seller for such breach of Seller’s Warranties; provided, however, if Purchaser has given notice to Seller of any such claim prior to the Warranty Expiration Date, Purchaser’s time to commence an action against Seller shall be tolled until a final, non-appealable judgement shall have been issued in Purchaser’s action against the Title Company or such action shall have been settled by the parties thereto. Any amounts recovered by Purchaser from any Title Policies shall offset any damages to which Purchaser may be entitled as a result of a breach of any applicable Seller’s Warranties, subject to the provisions of this Section 3.2 and Section 10.17 of this Agreement. Seller will not be liable or responsible in any circumstances for any special, incidental, exemplary, indirect or consequential damages or lost profits, and the Purchaser hereby releases and waives all claims for special, incidental, exemplary, indirect and consequential damages and lost profits. If, on or prior to the Warranty Expiration Date, the Purchaser has not notified Seller, in writing, of any claim the Purchaser has against Seller for breach of any of Seller’s Warranties and, within thirty (30) days after the Warranty Expiration Date, commenced an action against Seller, Purchaser will be forever barred and precluded from making a claim based upon any breach of the Seller’s Warranties, and Seller will be deemed released from all liabilities and obligations with respect thereto.

3.3    No Liability for Exception Matters.
(a)    As used herein, the term “Exception Matter” will refer to (i) a fact, circumstance, potential claim, or other matter disclosed in writing to Purchaser, Affiliates of Purchaser and each of their partners (direct or indirect, other than any Seller, General Partner, Charlotte Mezz Borrower, Charlotte Mezz General Partner or Owner), officers, directors, shareholders, members, managers, affiliates, agents, employees or contractors (collectively “Purchaser’s Affiliates”) by Seller, Seller’s agents, employees or contractors, Broker, Tenants, a Third-Party Ground Lessor or a Third-Party Ground Lessee in writing before the Closing Date, including, without limitation, all documents delivered to Purchaser or Purchaser’s Affiliates prior to the Closing Date via email or any online “data room” created by Seller or Broker to which Purchaser or Purchaser’s Affiliates had access or (ii) a fact, circumstance, potential claim, or other matter known by Purchaser, Purchaser’s Affiliates or Purchaser’s contractors with respect to matters for which such contractor has been retained by Purchaser or Purchaser’s Affiliates to perform diligence in its professional capacity in respect of the Property before the Closing Date, in each case that would make a representation or warranty of Seller contained in this Agreement (including any Seller Warranty) untrue or incorrect. Purchaser and Seller will promptly notify each other in writing of any Exception Matter of which it obtains knowledge before the Closing.
(b)    If an Exception Matter arises and is disclosed in writing to Seller or Purchaser, Seller shall have the option to adjourn the Closing for a period not to exceed ninety (90) days to endeavor to cure the applicable Exception Matter such that Seller’s Warranties will remain true and correct. In the event Seller is unable to cause such Seller’s Warranties to be true and correct within such period described above, or Seller notifies Purchaser within such ninety (90) day period that it will not undertake to cause the Seller’s Warranties to be true and correct, then Purchaser may terminate this Agreement by delivering notice of such termination to Seller within five (5) days after (i) the expiration of the date by which Seller had the right to cure such Exception Matter or (ii) the date on which Seller notified Purchaser in writing that it would not undertake to cure such Exception Matter. If Purchaser terminates this Agreement, Seller may elect by written notice to Purchaser, delivered to Purchaser within ten (10) days after receipt of Purchaser’s termination notice, to nullify the termination notice by agreeing to credit the Purchaser at Closing the amount in excess of Five Hundred Thousand Dollars ($500,000) by which the Exception Matter in question diminishes the value of the applicable Property or Properties (such amount to be mutually reasonably agreed upon by the Parties), and the Purchaser shall close this transaction notwithstanding such Exception Matter. Purchaser’s failure to deliver a termination notice within the time set forth above shall be deemed a waiver of Purchaser’s right to terminate this Agreement by reason of an Exception Matter, Purchaser shall proceed to Closing and consummate the acquisition of the Interests subject to and by accepting such Exception Matter without reduction in the Sales Price and Seller will have no liability with respect to such Exception Matter, notwithstanding any contrary provision, covenant, representation or warranty contained in this Agreement. If Purchaser terminates this Agreement and Seller does not nullify such termination, the Deposit shall be returned to Purchaser by the Title Company, and, thereafter, the Purchaser and Seller shall have no further rights, liabilities or obligations hereunder other than as set forth in Section 10.1(b), save and except that the Purchaser will continue to be liable for the Surviving Obligations.

(c)    The following provisions shall apply notwithstanding the provisions of Section 3.3(b) above:
(i)If the Exception Matter results from a notice relating to condemnation, in which case the provisions of Section 9.2 shall govern, Purchaser’s right to terminate this Agreement pursuant to Section 3.3(b) shall not apply and Purchaser shall proceed to Closing hereunder notwithstanding such changed fact or circumstance, subject to any termination rights under Section 9.2;
(ii)If an Exception Matter arises prior to the Effective Date and Purchaser executes and delivers this Agreement, Purchaser shall be deemed to have waived its right to terminate this Agreement as a result of such Exception Matter, Seller’s Warranties shall be deemed modified for all purposes by such Exception Matter, Purchaser shall proceed to Closing and consummate the acquisition of the Property subject to and by accepting such Exception Matter without reduction in the Sales Price and Seller will have no liability with respect to such Exception Matter, notwithstanding any contrary provision, covenant, representation or warranty contained in this Agreement; and
(iii)if an Exception Matter arises and Purchaser failed to notify Seller thereof prior to the Closing Date, Seller’s Warranties shall be deemed modified by such Exception Matter and Seller will have no liability with respect to such Exception Matter, notwithstanding any contrary provision, covenant, representation or warranty contained in this Agreement.
3.4    Seller’s Knowledge. For purposes of this Agreement, whenever the phrase “to Seller’s knowledge” or the “knowledge” of Seller or words of similar import are used, they will be deemed to mean and are limited to the current actual knowledge only of Lara Johnson, James Dudley and Brendan Mullinix without inquiry, and not any implied, imputed or constructive knowledge of such individual or of Seller; it being understood and agreed that such individual will have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby.
3.5    Representations and Warranties of Purchaser. Purchaser hereby represents and warrants as follows to Seller.
(a)Due Organization. Purchaser has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization and is qualified to do business and in good standing in all jurisdictions where such qualification is necessary to carry on its business as now conducted.
(b)Due Authorization. Purchaser has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement have been duly and validly approved by all necessary limited liability company action, and no other actions or proceedings on the part of

Purchaser are necessary to authorize this Agreement or the transactions contemplated hereby. No consent, waiver, approval, or authorization of, or filing, registration, or qualification with, or notice to, any governmental instrumentality or any Person (including without limitation, its partners, managers or members) is required to be made, obtained, or given by Purchaser in connection with the execution, delivery, and performance of this Agreement or, if required, such consent or action has been obtained or taken. Without limiting the generality of the foregoing, the performance of this Agreement by Purchaser does not require the consent of the holder of any lien or loan encumbering Purchaser. Additionally, the execution, delivery and performance of this Agreement by Purchaser does not conflict with any organizational documents of Purchaser. Purchaser has duly and validly executed and delivered this Agreement.
(c)Enforceability. This Agreement constitutes, and the documents executed pursuant to this Agreement when executed will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except to the extent such enforceability may be limited by applicable bankruptcy and other laws affecting creditors’ rights, or by general equitable principles.
(d)Conflicts. The execution and delivery of this Agreement, and the performance by Purchaser under this Agreement, do not and will not conflict with or result in a breach of (with or without the passage of time or notice or both) the terms of any of Purchaser’s constituent documents, any judgment, order or decree of any Governmental Authority binding on Purchaser, and, to Purchaser’s knowledge, do not breach or violate any applicable law, rule or regulation of any Governmental Authority. The execution, delivery and performance by Purchaser under this Agreement will not result in a breach or violation of (with or without the passage of time or notice or both) the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Purchaser is a party or by which Purchaser is bound. All consents of any third parties (including, without limitation, creditors and Governmental Authorities, but excluding Seller or any Affiliate of Seller) necessary to Purchaser’s execution and delivery of this Agreement and its consummation of the transaction contemplated by this Agreement have been duly obtained prior to the Effective Date.
(e)Sufficient Funds. Purchaser has sufficient funds available to acquire the Interests in accordance with the terms of this Agreement.
(f)Seller’s Warranties. Purchaser has no knowledge that any of Seller’s Warranties are untrue in any material respect as of the Effective Date.
(g)Anti-Terrorism. Purchaser is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order of the President of the United States of America (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department, as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any law that is enforced or administered by the United States Office of Foreign Assets Control, and is not engaging in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation.
(h)Purchaser’s Independent Evaluation. Subject to Seller’s Warranties, as of the Effective Date, Purchaser has had ample opportunities to have to the extent Purchaser deemed necessary:
(i)    Examined and inspected the Interests and the Properties and is satisfied with the physical condition, quality, quantity and state of repair of the Properties in all respects and the status of the Interests, and by proceeding with this transaction will be deemed to have determined that the same is satisfactory to Purchaser;
(ii)    Reviewed the documents and information delivered to Purchaser, or Purchaser’s Affiliates via email or any online “data room” created by Seller or Broker to which Purchaser and Purchaser’s Affiliates had access, or otherwise obtained by Purchaser, and Purchaser, by proceeding with this transaction will be deemed to have determined that the same and the information and data contained therein and evidenced thereby are satisfactory to Purchaser;
(iii)    Reviewed all applicable laws, ordinances, rules and governmental regulations (including, but not limited to, those relating to building, zoning and land use) affecting the development, use, occupancy or enjoyment of the Properties, and Purchaser, by proceeding with this transaction will be deemed to have determined that the same are satisfactory to Purchaser; and
(iv)    Investigated, examined and approved the presence or absence of Hazardous Materials in, on or under the Properties.
(i)The Purchaser’s representations and warranties set forth in this Section 3.5 shall be deemed remade at Closing.
ARTICLE 4
COVENANTS AND AGREEMENTS OF SELLER
Seller covenants to and with Purchaser between the Effective Date and the Closing Date as follows:
4.1    Leasing Arrangements. Seller shall not enter into or permit any Owner to enter into any amendments, modifications, expansions or renewals of any Lease, Ground Lease, or the Declaration without Purchaser's prior written consent, which shall not be unreasonably withheld, conditioned or delayed; provided, however, no such consent shall be required and Seller shall have the right to enter into or cause the applicable Owner to enter into any amendments or renewals or grant any consents thereunder that are expressly required by the terms of any Lease, Ground Lease or the Declaration in effect as of the Effective Date as a matter of right for the applicable Tenant, Third-Party Ground Lessor, Third-Party Ground Lessee or any third party subject to the Declaration (each, a “Permitted Lease Modification”). Seller shall deliver to Purchaser (a) a copy of any

Permitted Lease Modification within two (2) Business Days after the execution and delivery thereof and (b) copies of any material written correspondence (including emails) delivered by any Owner to, or received by any Owner from, any Tenant, Third-Party Ground Lessor, Third-Party Ground Lessee or third party to the Declaration within two (2) Business Days after the delivery or receipt thereof, including, without limitation, any notice of default.
4.2    New Contracts. Seller shall not enter into or permit any Owner, General Partner, Charlotte Mezz Borrower or Charlotte Mezz General Partner to enter into any contract, or modify, amend, renew or extend any existing contract, that will be an obligation affecting any Property or any part thereof subsequent to the Closing without Purchaser’s prior written consent in each instance (which Purchaser agrees shall not be unreasonably withheld, conditioned or delayed), except in the case of any emergency action (and, in the event of such emergency action Seller shall provide a copy of the applicable contract to Purchaser promptly following execution thereof) and contracts entered into in the ordinary course of business that are terminable without cause (and without penalty or premium) on thirty (30) days’ (or less) notice.
4.3    Intentionally Omitted.
4.4    Operation of Property. Seller shall cause the applicable Owners to continue to operate the Property in a manner generally consistent with Seller’s and such Owner’s past practices.
4.5    Insurance. Seller shall, at Seller’s expense, continue to maintain the liability and casualty insurance policies that Seller currently maintains (including existing deductible amounts).
4.6    Notices to Purchaser. Seller shall cause the applicable Owner to deliver to Purchaser, within three (3) Business Days of receipt thereof, (a) any condemnation, eminent domain or other litigation proceeding concerning such Owner or the Property sent by or delivered to any Owner or (b) any notice of violation concerning such Owner or the Property delivered to such Owner by any Governmental Authority that would have a material adverse effect on the financial condition or results of operations of the Property if not cured. Seller shall cause the applicable Owner to deliver to Purchaser written notice of any casualty that has occurred at or that otherwise affects any Property of which Owner has knowledge within two (2) Business Days following Owner first acquiring knowledge thereof.
4.7    No New Employees. Seller shall not permit any General Partner, Charlotte Mezz Borrower, Charlotte Mezz General Partner or Owner to hire any employees.
4.8    No Initiation of Real Property Tax Appeals. Except as otherwise required by any Lease (and, if so required, Seller shall notify Purchaser in writing promptly following such event), Seller shall not initiate or permit any Owner to initiate any real property tax appeal concerning the Property (or any portion thereof) without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
4.9    Seller’s Warranties. Seller’s Warranties shall be modified to the extent of any actions taken (a) in accordance with the provisions of Sections 4.1, 4.2, 4.3 and 4.8, and (b) if required,

with the prior written consent of Purchaser, and such actions shall not constitute Exception Matters hereunder.
ARTICLE 5

TITLE MATTERS
5.1    Commitments. Seller has delivered to Purchaser title commitments (the “Commitments”) for ALTA Owner’s Title Policies issued by the Title Company, together with copies of all documents affecting the Real Property and referred to in the Commitments and Purchaser has approved the title exceptions and the state of title set forth in the Commitments as of the Effective Date. Purchaser acknowledges it shall obtain its Title Policies, if any, solely from the Title Company.
5.2    Surveys. Seller has delivered to Purchaser an existing survey with respect to each Real Property in Seller’s possession and an updated or new survey prepared for each Real Property has been ordered (collectively, the “Updated Survey”). Purchaser has approved the matters shown on the Updated Survey.
5.3    Title Objections.
(a)If (i) an amendment, update or continuation of a Commitment shows a Material Title Exception that is raised by the Title Company for the first time after the Effective Date, or (ii) a Material Title Exception on a survey appears for the first time following approval of the Updated Survey, in each case, to which Purchaser does not consent (each, a “Title Exception”), Purchaser will provide Seller with written notice of the Title Exception(s) raised by such matter (the “Title Objection Notice”) within five (5) days after receipt of same. Purchaser’s failure to make such objections within such period will constitute a waiver by Purchaser of any such Title Exceptions. For purposes hereof, the term “Material Title Exception” shall, with respect to Real Property, refer to any title matters that in the mutually agreeable opinion of both parties diminishes the value of the Real Property individually, or when aggregated with any other title matters for all Real Property collectively, by more than One Million Dollars ($1,000,000.00).
(b)If Purchaser does timely provide a Title Objection Notice to Seller, Seller may endeavor to cure all such Title Exceptions (though Seller shall have no obligation to cure), and Seller shall have the right to adjourn the Closing for up to ninety (90) days to do so. Seller’s failure to deliver a response to the Title Objection Notice within five (5) days after Purchaser’s delivery of a Title Objection Notice shall be deemed Seller’s election not to endeavor to cure such title objection. Purchaser, within five (5) days after the earliest to occur of (a) Seller notifying Purchaser of its election (or Seller’s deemed election in accordance with the immediately preceding sentence) not to endeavor to cure such title objection, (b) Seller notifying Purchaser that it is unable or unwilling to cure a Title Exception it previously notified Purchaser it would endeavor to cure and (c) ninety (90) days from the Purchaser’s delivery of the Title Objection Notice if such Title Exception remains uncured, shall notify Seller that it will either close notwithstanding the Title Exceptions identified in the Title Objection Notice without any reduction in the Sales Price or that it terminates this Agreement. Purchaser’s failure to deliver such termination notice shall be deemed Purchaser’s election to close notwithstanding such Title Exceptions.
(c)If Purchaser terminates this Agreement pursuant to Section 5.3(b) above, Seller may elect by written notice to Purchaser, within ten (10) days after receipt of the termination notice, to nullify the termination notice by depositing into escrow with the Title Company pursuant to an escrow agreement to be mutually reasonably agreed by the Parties the amount in excess of One Million Dollars ($1,000,000.00) by which the Title Exception(s) in question diminishes the value of the applicable Real Property (such amount to be mutually reasonably agreed upon by the Parties) (the “Escrowed Title Funds”), and Purchaser shall close the transaction contemplated by this Agreement notwithstanding such Title Exception. After the Closing, subject to the next sentence, Seller may endeavor to cure such Title Exception for a period of up to three (3) months from the Closing Date. If the Title Exception is not cured on or prior to three (3) months after the Closing Date, or if at any time during such three (3) month period Seller notifies Purchaser that it will cease efforts to cure such Title Exception, the Escrowed Title Funds shall be released to the Partnership and thereafter Seller shall have no further obligations hereunder in respect of the Title Exception. If Purchaser terminates this Agreement and Seller does not nullify such termination, the Deposit shall be returned to Purchaser by the Title Company, Purchaser shall retain all rights and remedies under Section 10.1(b) and, thereafter, the Purchaser and Seller shall have no further rights, liabilities or obligations hereunder other than as set forth in Section 10.1(b), save and except that Purchaser will continue to be liable for the obligations set forth in Sections 7.4, 10.11, 10.15 and 10.16 (the “Surviving Obligations”). The provisions of this Section 5.3(c) shall survive the Closing.
(d)Seller will be deemed to have duly cured any defects in title if Seller causes the Title Company to agree to provide the Purchaser, at Closing (at no cost to the Purchaser), with specific title insurance insuring the applicable Owner over any loss occasioned by such defects, pursuant to an endorsement reasonably satisfactory to the Purchaser. Notwithstanding the foregoing or anything to the contrary set forth in this Section 5.3, Seller agrees, and shall be obligated to satisfy, by payment or other appropriate measure of satisfaction as agreed to by Seller, either prior to Closing or simultaneously with Closing by using proceeds from the sale, (i) any mortgages, deeds of trust or similar security instrument created or assumed by any Seller, General Partner, Charlotte Mezz Borrower, Charlotte Mezz General Partner or Owner in respect of the Interests or the Properties (other than the Existing Loans to be indirectly assumed by the Purchaser), or (ii) any other liens against title to the Real Property of parties claiming by, through or under the Seller (but not Tenants, Third Party Ground Lessor or Third Party Ground Lessee, provided the applicable Tenant, Third Party Ground Lessor or Third Party Ground Lessee, are obligated to remove or otherwise cure such lien under its Lease or Ground Lease and, in such case, Seller shall use reasonable efforts consistent with its past practices to cause Tenant, Third Party Ground Lessor or Third Party Ground Lessee to remove or cure such lien, but in no event shall Seller be required to cause Tenant, Third Party Ground Lessor or Third Party Ground Lessee to cure such lien prior to Closing nor shall the Closing be delayed as a result of such lien) that are curable solely by the payment of a liquidated amount of money not to exceed One Million Dollars ($1,000,000.00).

ARTICLE 6
CONDITIONS PRECEDENT
6.1    Obligation of Purchaser. The obligation of the Purchaser to consummate the Closing is subject to the satisfaction, or waiver by Purchaser, of each of the following conditions:
(a)    Representations and Warranties. Seller’s Warranties shall be true and correct in all material respects when made and on and as of the Closing Date, if applicable, as though such representations and warranties were made on and as of the Closing Date, except for Exception Matters and as otherwise provided in Sections 3.3(b) and (c) of this Agreement.
(b)    Covenants. Seller shall have complied in all material respects with the terms and conditions of Article 4.
(c)    Title. At Closing, the Title Company shall be irrevocably committed to deliver to Purchaser Title Policies with respect to the Properties, subject to the payment of premiums therefor.
(d)    Existing Loans. Subject to the provisions of Section 7.2, any required consent from the Existing Lenders or any servicer or rating agency on behalf of any such Existing Lenders shall have been obtained or waived in writing.
(e)    Loan. The closing of the Loan and the execution of all Loan Documents required in connection therewith, the form and substance of which shall be mutually agreeable to the Parties.
(f)    Amended Organizational Documents. The execution and delivery of amended or amended and restated (as applicable) limited liability company and limited partnership agreements of each General Partner, Charlotte Mezz Borrower, Charlotte Mezz General Partner and each Owner, the form and substance of which shall be mutually agreed to the Parties and shall comply with the requirements of the Existing Loan Documents and the Loan Documents.
(g)    Contribution Agreement. The closing of the transaction contemplated by the Contribution Agreement.
(h)    Purchase and Sale Agreement II. The closing of the transaction contemplated by the Purchase and Sale Agreement II.
6.2    Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction, or waiver by Seller, of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of the Purchaser contained herein shall be true and correct in all material respects when made and on and as of the Closing Date, if applicable, as though such representations and warranties were made on and as of the Closing Date.

(b)    Existing Loans. Subject to the provisions of Section 7.2, any required consent from the Existing Lenders or any servicer or rating agency on behalf of any such Existing Lenders shall have been obtained or waived in writing.
(c)    Loan. The closing of the Loan and the execution of all Loan Documents required in connection therewith, the form and substance of which shall be mutually agreeable to the Parties.
(d)    Contribution Agreement. The closing of the transaction contemplated by the Contribution Agreement.
(e)    Purchase and Sale Agreement II. The closing of the transaction contemplated by the Purchase and Sale Agreement II.
(f)    Amended Organizational Documents. The execution and delivery of amended or amended and restated (as applicable) limited liability company and limited partnership agreements of each General Partner, Charlotte Mezz Borrower, Charlotte Mezz General Partner and each Owner, the form and substance of which shall be mutually agreed to the Parties and shall comply with the requirements of the Existing Loan Documents, the Loan Documents and any conditions to amend or amend and restate set forth in the existing Owner Organizational Documents.
Seller shall have the right to extend the Closing Date for up to ninety (90) days to endeavor to (i) cause a Seller’s Warranty that is subject to an Exception Matter to be true and correct in accordance with Section 3.3(b) of this Agreement, (ii) cure a Title Exception in accordance with Section 5.3(b) of this Agreement, or (iii) satisfy any of the Closing conditions set forth in Section 6.1 of this Agreement. Purchaser shall have the right to extend the Closing Date for a reasonable amount of time necessary to satisfy the lender’s closing requirements in respect of the Loan or to obtain the Existing Lenders’ (or any servicer or rating agency on behalf of any such Existing Lenders’) consent, but such extension shall not exceed ninety (90) days in the aggregate. Subject to each Party’s right to extend the Closing Date as set forth above, if at Closing any of the conditions specified in Sections 6.1 and 6.2 have not been satisfied or (if waivable) waived by the applicable Party, then Purchaser with respect to Section 6.1 and Seller with respect to Section 6.2, may, at such Party’s sole option, deliver to Purchaser or Seller, as the case may be, a written cancellation notice terminating this Agreement and, upon such Party’s receipt of the cancellation notice, this Agreement shall terminate, the Deposit will be paid to the Party entitled thereto as provided in this Agreement, and the Parties will be mutually released from all liabilities and obligations hereunder, save and except Purchaser will continue to be liable for the Surviving Obligations. If a failure of a condition set forth in Section 6.1(a) or (b) is as a result of Seller’s intentional or willful default then the provisions of Section 10.1(b) shall govern. If a failure of a condition set forth in Section 6.2(a) is as a result of Purchaser’s willful default then the provisions of Section 10.1(a) shall govern.

ARTICLE 7
CLOSING
7.1    Sale. Subject to and in accordance with the terms and provisions of this Agreement, Seller agrees to sell the Interests to the Purchaser and the Purchaser agrees to purchase the Interests from Seller.
7.2    Closing. The consummation of the sale of the Interests to the Purchaser and the other transactions contemplated to occur simultaneously therewith shall take place on a Business Day mutually agreed by the Parties that is on or prior to the date that is fifteen (15) days after the Effective Date, as such date may be extended as permitted in this Agreement (the date of such consummation being hereinafter referred to as the “Closing Date”), through an escrow with the Title Company, requiring the simultaneous delivery of the Interests and payment by the Purchaser and disbursement of the Sales Price to Seller in accordance with Section 2.1 hereof, and upon completion of the deliveries hereunder and satisfaction of the other conditions set forth herein with respect to the sale of the Interests (the “Closing”). Notwithstanding anything herein to the contrary, if prior to the Closing Date the conditions set forth in Sections 6.1(d) and 6.2(b) have not been satisfied in respect of the Richmond, Virginia Property, then Seller and Purchaser shall nevertheless be required to consummate the Closing in accordance with the terms and conditions hereof; provided, however, that with respect to the Richmond, Virginia Property, (i) Purchaser shall fund the portion of the Sales Price allocable thereto as set forth on Schedule I into an escrow account with the Title Company and (ii) Seller shall deposit in escrow with the Title Company all closing documents related thereto, all to be held and released in accordance with the terms and conditions of the Escrow Agreement attached hereto and made a part hereof as Exhibit E (the “Richmond Equity Escrow Agreement”).
7.3    Deliveries by Parties. At Closing, each Party shall make or cause to be made the following deliveries and performance:
(a)    Partnership Agreement. The Partnership Agreement, in the form attached as Exhibit D hereto, executed and acknowledged by the parties thereto.
(b)    Assignment of Purchase and Sale Agreement. Purchaser shall assign its interest in this Agreement to the Partnership and the Partnership shall assume all of Purchaser’s obligations hereunder, pursuant to the Assignment of Purchase Agreement.
(c)    Assignment of Interests. An assignment (the “Assignment of Interests”) of the Interests, in substantially the form attached as Exhibit B hereto, executed and acknowledged by Seller, assigning the Interests to the Purchaser, together with any filings required in the jurisdiction in which the entity to which such Interest relates is organized.
(d)    Existing Loan Consent Documents. Subject to the provisions of Section 7.2, any documents required by the Existing Lenders in connection with the consents contemplated by Section 6.1(d) above, executed and delivered by the parties thereto.

(e)    Loan Documents. The Loan Documents necessary to consummate the closing of the Loan, executed and delivered by the parties thereto, satisfying the conditions set forth in Sections 6.1(e) and 6.2(c) hereof.
(f)    Closing Statement. The Title Company’s closing statement, duly executed by Seller and Purchaser.
(g)    FIRPTA. A certificate of non-foreign status for purposes of Section 1445 and Section 1446(f) of the Code executed by Seller that complies with the requirements of treasury regulations section 1.1445-2(b).
(h)    Title Company Documents. Any documents reasonably required by the Title Company to consummate the transaction contemplated hereby, including such documentation as the Title Company may reasonably require to evidence the authority of Seller to convey the applicable Interests to Purchaser, Transfer Tax forms and a title affidavit substantially in the form annexed hereto as of Exhibit C, but other than the documentation set forth in this clause (h), neither Seller nor any Owner shall be obligated to provide to the Title Company any other indemnities or other agreements creating any liability or cost to Seller or such Owner.
(i)    Escrow Agreement. If required pursuant to the terms and provisions of Section 7.2, the Richmond Equity Escrow Agreement, in the form attached hereto as Exhibit E, duly executed by the parties thereto.
7.4    Costs and Expenses. Premiums for Title Policies and the loan policies of title insurance required in connection with the Loan, costs of Updated Surveys and UCC searches, Transfer Taxes, recording fees, Existing Loan assumption or transfer fees and any required costs and expenses of the Existing Lenders, escrow fees, if any, Loan costs and expenses (including, without limitation, any required costs and expenses of the applicable lender(s) and the cost of any interest rate cap or hedge instrument), the fee of the Mortgage Broker and other closing costs shall be paid by the Partnership; provided, however, that (a) Seller and DK shall pay their own legal fees incurred in connection with this Agreement and the Partnership Agreement, (b) DK shall pay any costs related to its due diligence in respect of the Interests and the Properties not required in connection with the Loan and (c) the fee to the Sale Broker for the equity capitalization of the Partnership shall be paid by Seller and DK pursuant to separate written agreements between Seller and Sale Broker and DK and Sale Broker. Not later than thirty (30) days after the Closing, the Parties will true up all costs and expenses related to this Agreement and the Access Agreement in accordance with Section 7.5. The provisions of this Section 7.4 shall survive the Closing or the expiration or earlier termination of this Agreement. In the event the Closing does not occur, the provisions of the Access Agreement with respect to costs and expenses shall govern.
7.5    Prorations and Adjustments.
(a)The Parties, acting in good faith, will prepare prior to Closing a calculation of prorations and other adjustments, which shall include, without limitation, rent, ground rent, any other income derived by the Owners, Ground Lessors and Ground Lessee from the Property, in each case to the extent actually received by Owners, Ground Lessors and Ground Lessee, debt service for the Existing Loans, property operating expenses, real property taxes and assessments (on the basis upon which each applicable Tenant, Third-Party Ground Lessor or Third-Party Ground Lessee is billed by Owner, Ground Lessor or Ground Lessee), personal property taxes and assessments, in all cases to the extent not paid directly by a Tenant, Third-Party Ground Lessor or Third-Party Ground Lessee, Tenant and Third-Party Ground Lessor or Third-Party Ground Lessee reimbursements, and other customary items, which amounts shall be prorated and adjusted between the Parties as of 11:59 P.M. (Eastern Time) on the day preceding the Closing, based upon the actual number of days in the applicable month or year. It is understood and agreed by the Parties that some of the prorations and their adjustments may be based upon good faith estimates.  The Parties agree to re-prorate and readjust such items on a fair and equitable basis as soon as income or invoices or other bills are available and after final reconciliation with Tenants, Third-Party Ground Lessors or Third-Party Ground Lessee, with final adjustment to be made as soon as reasonably possible after Closing. Except as otherwise provided in the first sentence of this Section 7.5(a), all expenses due and payable in calendar year 2018 shall be prorated on an accrual basis by the Seller and the Purchaser with respect to the pre- and post-sale periods, respectively. Notwithstanding the foregoing, there shall be no proration of property operating expenses, real property taxes and assessments, personal property taxes and assessments to the extent such expenses are payable directly by a Tenant. Payments either from or to the Seller or the Purchaser, as the case may be, in connection with the final adjustment shall be due within thirty (30) days after a determination of such final adjustment, and the parties shall document the final prorations.  To the extent delinquent rents are received after Closing, such rents shall be applied to current rents due and then to arrearages in the reverse order in which they were due, remitting to the applicable Seller any rent properly allocated to the pre-sale period. After taking into account the prorations required by this Section 7.5(a), all cash reserves in any Owner, Charlotte Mezz Borrower, Charlotte Mezz General Partner or General Partner (or any manager under a Management Agreement) bank accounts shall be for the account of Seller. The obligations of Seller and Purchaser under this Section 7.5(a) shall survive the Closing.
(b)Intentionally Omitted.
(c)Other than taxes required under a Lease to be paid by a Tenant, Seller shall remain liable for any and all taxes (including any taxes imposed by a taxing authority pursuant to an audit or other proceeding) determined to have accrued or have been due and payable with respect to a General Partner, Charlotte Mezz Borrower, Charlotte Mezz General Partner, Owner or the Property (or any portion thereof) on or prior to the Closing Date during the applicable statute of limitations period (other than any Transfer Taxes payable by the Partnership in accordance with Section 7.4 and any taxes subject to the prorations set forth in Section 7.5(a) above).
ARTICLE 8
AS IS
8.1    AS-IS. EXCEPT FOR SELLER’S WARRANTIES IN SECTION 3.1 OF THIS AGREEMENT, THIS SALE IS MADE WITHOUT REPRESENTATION, COVENANT, OR WARRANTY OF ANY KIND (WHETHER EXPRESS OR IMPLIED) BY SELLER. AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, PURCHASER

AGREES TO ACCEPT THE INTERESTS ON AN “AS IS” AND “WHERE IS” BASIS, WITH ALL FAULTS, AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY, ALL OF WHICH SELLER HEREBY DISCLAIMS. EXCEPT FOR SELLER’S WARRANTIES IN SECTION 3.1 OF THIS AGREEMENT, NO WARRANTY OR REPRESENTATION IS MADE BY SELLER WITH RESPECT TO THE INTERESTS OR PROPERTIES AS TO FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, DESIGN, QUALITY, CONDITION, OPERATION OR INCOME, COMPLIANCE WITH DRAWINGS OR SPECIFICATIONS, ABSENCE OF DEFECTS, ABSENCE OF HAZARDOUS OR TOXIC SUBSTANCES, THE PRESENCE OF LEAD-CONTAINING DUST, ABSENCE OF FAULTS, FLOODING, OR COMPLIANCE WITH LAWS AND REGULATIONS INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO HEALTH, SAFETY, AND THE ENVIRONMENT (INCLUDING, WITHOUT LIMITATION, THE ADA). PURCHASER ACKNOWLEDGES THAT PURCHASER HAS ENTERED INTO THIS AGREEMENT WITH THE INTENTION OF MAKING AND RELYING UPON ITS OWN INVESTIGATION OF THE PHYSICAL, ENVIRONMENTAL, ECONOMIC USE, COMPLIANCE, AND LEGAL CONDITION OF THE INTERESTS AND PROPERTIES. EXCEPT AS EXPRESSLY SET FORTH HEREIN WITH RESPECT TO SELLER'S WARRANTIES, PURCHASER EXPRESSLY RELEASES, AND WAIVES (TO THE EXTENT ALLOWED BY APPLICABLE LAW) ANY CLAIMS UNDER FEDERAL LAW, STATE OR OTHER LAW, WHETHER IN LAW OR EQUITY THAT PURCHASER MIGHT OTHERWISE HAVE AGAINST SELLER RELATING TO THE USE, CHARACTERISTICS OR CONDITION OF THE INTERESTS OR THE PROPERTIES WHETHER ARISING BEFORE OR AFTER THE CLOSING DATE, INCLUDING, WITHOUT LIMITATION, ANY PHYSICAL, ENVIRONMENTAL, ECONOMIC OR LEGAL CONDITION THEREOF AND ANY CLAIM FOR INDEMNIFICATION OR CONTRIBUTION ARISING UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT (42 U.S.C. SECTION 9601 ET SEQ.) OR ANY SIMILAR FEDERAL, STATE OR LOCAL STATUTE, RULE OR ORDINANCE RELATING TO LIABILITY OF INTERESTS OR PROPERTY OWNERS FOR ENVIRONMENTAL MATTERS.

/s/ AZF
Purchaser's Initials
ARTICLE 9
CASUALTY AND CONDEMNATION
9.1    Casualty. In the event a casualty results in damage to any Property that would give a Tenant the right to, and Tenant does, deliver notice to the applicable Owner to terminate its Lease and such terminated Lease(s) results in a reduction of net operating income in an amount greater than Seven Million Five Hundred Thousand Dollars ($7,500,000.00) in the aggregate for all Properties (measured on the current in place net operating income for the Properties as of the Effective Date), Purchaser will have the option, exercisable within fifteen (15) days after receipt of Seller's notice that Tenant has cancelled the Lease, of either (i) declaring this Agreement terminated in which event the Title Company will refund to Purchaser the entire Deposit whereupon this Agreement and all rights of the Purchaser hereunder will terminate and neither Seller nor Purchaser will have any further claim against the other, except that Purchaser will continue to be liable for the Surviving Obligations, or (ii) closing in accordance with this Agreement and paying in full the Sales Price, except as set forth below. If Purchaser fails to timely make an election pursuant to the foregoing sentence, Purchaser will be deemed to have elected to proceed with the purchase of the Interests in accordance with clause (ii) above. If Purchaser elects or is deemed to have elected to proceed with the purchase of the Interests or in the event of any other casualty to the Properties, Seller and Purchaser shall proceed to close under this Agreement and Seller will assign to Purchaser at Closing Seller’s rights under any insurance policies to receive insurance proceeds due Seller as a result of such damage or destruction (other than reasonable costs of collection of such proceeds and amounts expended by Seller to secure the Properties safely or to repair the Properties) and Purchaser shall assume responsibility (subject to Tenant’s obligations under the Leases) to repair the Properties. The Purchaser also shall receive a credit at Closing for any deductible required by any Lease or Ground Lease to be paid by any Owner under said insurance policies and not expended to secure or repair the Properties.
9.2    Condemnation. If prior to the Closing, such portion of the Real Property is taken by condemnation, eminent domain or deed in lieu thereof or such a taking is threatened in writing by the applicable Governmental Authority having jurisdiction over the Real Property that would give a Tenant the right to, and such Tenant does, deliver notice to the applicable Owner to terminate its Lease and such terminated Lease(s) results in a reduction of net operating income in an amount greater than Seven Million Five Hundred Thousand Dollars ($7,500,000.00) in the aggregate for all Properties (measured on the current in place net operating income for the Properties as of the Effective Date), this Agreement will be automatically canceled, the entire Deposit will be returned to Purchaser and thereupon neither party will have any further liability or obligation to the other, except that Purchaser will continue to be liable for the Surviving Obligations. If the Lease is not terminated by Tenant as a result of such condemnation, Purchaser will accept title to the Real Property subject to the condemnation, eminent domain or taking, in which event on the Closing Date the net proceeds of the award or payment (after payment of all actual reasonable collection costs to Seller) will be assigned by Seller (or the applicable Owner) to Purchaser and net monies theretofore received by Seller or the applicable Owner and not paid to Tenant pursuant to its Lease in connection with such condemnation, eminent domain or taking will be allowed as a credit against the Sales Price hereunder.
ARTICLE 10
MISCELLANEOUS
10.1    Remedies.
(a)If Purchaser defaults in the performance of any material term of this Agreement for more than ten (10) days after written notice from Seller (except there shall be no grace period or notice required if Purchaser intentionally defaults in the payment of the Sales Price on the Closing Date), Seller, as its sole remedy hereunder, may terminate this Agreement and the Title Company will pay Seller all of the Deposit that Seller may retain, which amount is agreed upon by and between Seller and Purchaser as liquidated damages due to the difficulty and inconvenience of ascertaining and measuring actual damages and the uncertainty thereof; and no other damages, rights or remedies at law or in equity shall in any case be collectible, enforceable or available to Seller, but Seller shall accept said cash payment as Seller’s total damages and relief; provided, however, that Seller’s receipt and acceptance of the Deposit will not prejudice, waive or in any manner affect any and all remedies available at law, in equity, or hereunder with respect to enforcing the Purchaser’s Surviving Obligations.
(b)If Seller defaults (x) except as set forth in the next succeeding clause (y), in the performance of any material term of this Agreement for more than ten (10) days after written notice from the Purchaser or (y) intentionally in the assignment and conveyance of the Interests on the Closing Date for more than two (2) Business Days after written notice from the Purchaser, the Purchaser, as its sole and exclusive remedy, may either: (i) cancel and terminate this Agreement by written notice, and upon such termination, the Title Company will pay Purchaser all of the Deposit, and in the event the default is as a result of Seller’s intentional failure to assign and convey the Interests on the Closing Date, Seller’s intentional misrepresentation of a Seller Warranty, the intentional creation by Seller of a Material Title Exception that is not cured by Seller on or prior to the Closing or an act of Seller done with the intent to prevent a condition precedent to Closing from being fulfilled, Seller will reimburse Purchaser for its actual out of pocket third party costs incurred in connection with this Agreement and the transaction contemplated by this Agreement (which may include, without limitation, reasonable attorneys’ fees) in an amount not to exceed Two Million and No/100 Dollars ($2,000,000.00) and thereafter neither party shall have any further liability hereunder, except that Purchaser will continue to be liable for the Surviving Obligations or, (ii) as an alternative remedy to such cancellation, Purchaser may apply for a decree of specific performance, provided that any suit for specific performance must be brought within thirty (30) days after the expiration of Seller’s cure period with respect to such default. Purchaser’s failure to bring such suit within thirty (30) days after the expiration of Seller’s cure period with respect to such default shall be deemed a waiver of the right to bring suit at any later date for specific performance with respect to the relevant default (but not with respect to any other default occurring after such date) and, in the event such default was the failure on the part of Seller to consummate the sale of the Interests as contemplated hereunder, shall constitute the Purchaser’s election to terminate this Agreement in accordance with the terms of Section 10.1(b)(i) above. In no event will Seller be liable or responsible for (and Purchaser hereby waives) all claims to recover any monetary damages whatsoever, whether general, special, incidental or consequential allegedly arising from any breach of this Agreement by Seller, except as provided in this Section 10.1(b) or Section 10.11, but subject in all cases to the limitations of Sections 3.2 and 10.17.

/s/ AZF	/s/ TWE
Purchaser Initials	Seller's Initials
10.2    Additional Actions and Documents. Each of the Parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

10.3    Amendments. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by the Party against whom enforcement of the amendment, modification, or discharge is sought.
10.4    Notices. Any notices required or permitted to be given hereunder will be given in writing, signed by the Party giving the same, and will be delivered (a) in person, (b) by a commercial overnight courier that guarantees next Business Day delivery and provides a receipt, or (c) by electronic mail (with Request a Read Receipt) or facsimile, in each case when followed by delivery via nationally recognized overnight courier, and such notices will be addressed as follows:

To Seller:	c/o Lexington Realty Trust One Penn Plaza, Suite 4015 New York, NY 10119 Attention: Lara Johnson Phone: (212) 692-7200 Fax: (212) 594-6600 E-mail: ljohnson@lxp.com

with a copy to:	c/o Lexington Realty Trust One Penn Plaza, Suite 4015 New York, NY 10119 Attention: Joseph Bonventre, Esquire Phone: (212) 692-7250 Fax: (212) 594-6600 E-mail: jbonventre@lxp.com

with a copy to:	Eiseman Levine Lehrhaupt & Kakoyiannis P.C. 805 Third Avenue New York, New York 10022 Attention: Jonathan Eiseman, Esq. Phone: (212) 752-1000 Fax: (212) 355-4608 E-Mail: jeiseman@eisemanlevine.com

To Purchaser:	LX JV Investor LLC 520 Madison Ave 30th Floor New York, NY 10022 Attention: Andrew Shore Phone: (212) 446-4019 Fax: (212) 371-4318 E-Mail: ashore@dkpartners.com

with a copy to:	Dechert LLP Cira Centre 2929 Arch Street

Philadelphia, PA 19104 Attention: Jay Zagoren Phone: (215) 994-2644 Fax: (215) 655-2644 E-Mail: jay.zagoren@dechert.com

To Title Company:	First American Title Insurance Company 1125 17th Street, Suite 500 Denver, Colorado 80202 Attention: John V. Miller Phone: (303) 876-1122 Fax: E-Mail: johnmiller@firstam.com or to such other address as either Party may from time to time specify in writing to the other Parties. Any notice, personally delivered, will be effective upon delivery. Any such communication, if sent via electronic mail or if sent via facsimile, will be deemed to have been given and received on the day indicated on either the electronic mail or the confirmed facsimile delivery transmission (provided duplicate copy is also sent via overnight courier). If the last day of a period within which either Party is required or allowed to provide a notice, demand, offer, election, acceptance or other communication hereunder should fall upon a Saturday, Sunday or legal holiday then, the next full Business Day will be included in such period and such notice, offer, demand, request or communication may be made and given on such next full Business Day. Notices may be delivered on behalf of the parties by their respective attorneys.
10.5    Waivers. No delay or failure on the part of any Party hereto in exercising any right, power or privilege under this Agreement or under any other documents furnished in connection with or pursuant to this Agreement shall impair any such right, power or privilege to be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any Party hereto unless made in writing and signed by the Party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.
10.6    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
10.7    Governing Law. This Agreement is delivered in and shall be governed by and construed according to the substantive laws and judicial decisions of State of New York (regardless of the place of business, residence, location or domicile of the Parties hereto or any of their constituent members, partners or principals). Each Party hereby submits to personal jurisdiction in the State of New York for the enforcement of this Agreement and hereby waives any claim or right under the laws of any other state or of the United States to object to such jurisdiction. If such litigation is commenced, each Party agrees that service of process may be made by serving a copy of the summons and complaint upon each Party, through any lawful means, including upon its registered agent within the State of New York, whom each Party hereby appoints as its agent for this purpose. The means of obtaining personal jurisdiction and perfecting service of process set forth above are not intended to be exclusive but are in addition to all other means of obtaining personal jurisdiction and perfecting service of process now or hereafter provided by applicable law.
10.8    Assignment. Except as otherwise expressly provided by Section 7.3(b) of this Agreement, no Party hereto shall assign its rights and/or obligations under this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other Parties hereto.
10.9    No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties hereto, and no provision of this Agreement shall be deemed to confer any third-party benefit.
10.10    Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.
10.11    Attorneys’ Fees If either Party brings an action at law or equity against the other in order to enforce the provisions of this Agreement or as a result of an alleged default under this Agreement, the prevailing Party in such action shall be entitled to recover court costs and reasonable attorney's fees actually incurred from the other. The provisions of this Section 10.11 shall survive the Closing, or if the purchase and sale is not consummated, any cancellation or termination of this Agreement.
10.12    Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THE PROVISIONS OF THIS SECTION 10.12 SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT.
10.13    Tax Free Exchanges. Notwithstanding Section 10.8 hereof, Seller is permitted to designate any Interest as part of a one or more tax-free exchanges under the Code (a “Tax Free Exchange”). Each Interest that is designated as part of a Tax Free Exchange shall be treated as a separate and independent “deferred exchange” within the meaning of Treasury Regulation 1.1031(k)-1(a), with a separate qualified intermediary and as such the Seller shall be eligible to identify up to three potential replacement properties with respect to each Interest and shall not be subject to the limitations set forth in Treasury Regulation Section 1.1031(k)-1(c)(4)(i). The Parties hereto agree to cooperate with the other in each such transaction, including, but not limited to, executing any commercially reasonable documents requested by the Seller and cooperating in a commercially reasonable manner with any facilitator in each such Tax Free Exchange, provided that (a) the Closing shall not be delayed or extended (other than extensions otherwise expressly contemplated by the terms of this Agreement) or affected by reason of any Tax Free Exchange nor shall the consummation or accomplishment of any Tax Free Exchange be a condition precedent or condition subsequent to any Party’s obligations under this Agreement, (b) Seller shall effect each Tax Free Exchange through an assignment or partial assignment of its rights under this Agreement to a qualified intermediary or exchange accommodation titleholder within the meaning of Treasury Regulations Section1.1031(k)-1(g)(4)(v) and (c) Purchaser shall not be required to acquire or hold title to any real property other than the Real Properties for purposes of consummating any Tax Free Exchange. Purchaser shall not by this Agreement or acquiescence to any Tax Free Exchange, (1) have its rights under this Agreement affected or diminished in any manner, (2) be responsible for compliance with or be deemed to have warranted that any Tax Free Exchange in fact complies with applicable provisions of the Code, (3) incur any additional cost or expense or potential liability as a result of any Tax Free Exchange by Seller (other than de minimis costs associated with the review by Purchaser’s counsel of acknowledgments and/or notices required in connection with each such Tax Free Exchange) or (4) be obligated to execute any agreement to effectuate any Tax Free Exchange promulgated by Seller (or any other party to the Tax Free Exchange), other than an acknowledgment and consent. Seller shall indemnify Purchaser and hold Purchaser harmless from any and all actual out of pocket third party costs, damages, claims, liabilities or expenses (including without limitation, court costs and reasonable attorneys’ fees and disbursements) incurred by Purchaser solely in connection with any exercise by Seller of any of its rights under this Section 10.13 to designate any Interest as part of a Tax Free Exchange. The provisions of this Section will survive the Closing or, if the purchase and sale is not consummated, any cancellation or termination of this Agreement
10.14    Escrow Agent.
(a)    The Title Company shall accept the Deposit with the understanding of the parties that Title Company is not a party to this Agreement except to the extent of its specific responsibilities hereunder and does not assume or have any liability for the performance or non-performance of Purchaser or Seller hereunder to each other.
(b)    The Title Company shall be protected in relying upon the accuracy, acting in reliance upon the contents, and assuming the genuineness of any notice, demand, certificate, signature, instrument or other document that is given to the Title Company without verifying the truth or accuracy of any such notice, demand, certificate, signature, instrument or other document.
(c)    The Title Company shall not be bound in any way by any other agreement or understanding between the Parties hereto, whether or not the Title Company has knowledge thereof or consents thereto unless such consent is given in writing.
(d)    The Title Company’s sole duties and responsibilities under as escrow agent for the Deposit shall be to hold and disburse the Deposit in accordance with this Agreement.
(e)    The Title Company shall not be liable for any action taken or omitted by the Title Company in good faith and believed by the Title Company to be authorized or within its rights or powers conferred upon it by this Agreement, except for damage caused by the fraud or negligence of the Title Company.

(f)    Upon the disbursement of the Deposit in accordance with the terms of this Agreement, the Title Company shall be relieved and released from any liability under this Agreement.
(g)    The Title Company may resign at any time upon at least ten (10) days prior written notice to the Parties hereto. If, prior to the effective date of such resignation, the parties hereto shall all have approved, in writing, a successor escrow agent, then upon the resignation of the Title Company, the Title Company shall deliver the Deposit to such successor escrow agent. From and after such resignation and the delivery of the Deposit to such successor escrow agent, the Title Company shall be fully relieved of all of its duties, responsibilities and obligations under this Agreement, all of which duties, responsibilities and obligations shall be performed by the appointed successor escrow agent. If for any reason the Parties hereto shall not approve a successor escrow agent within such period, the Title Company may bring any appropriate action or proceeding for leave to deposit the Deposit with a court of competent jurisdiction, pending the approval of a successor escrow agent, and upon such deposit the Title Company shall be fully relieved of all of its duties, responsibilities and obligations under this Agreement.
(h)    Seller and Purchaser hereby agree to, jointly and severally, indemnify, defend and hold the Title Company harmless from and against any liabilities, damages, losses, costs or expenses incurred by, or claims or charges made against, the Title Company (including reasonably attorneys’ fees, expenses and court costs) by reason of the Title Company’s acting or failing to act in connection with any of the matters contemplated by this Agreement in its capacity as escrow agent for the Deposit or in carrying out the terms of this Agreement, except as a result of the Title Company’s fraud or negligence.
(i)    In the event that a dispute shall arise in connection with this Agreement, or as to the rights of any of the Parties in and to, or the disposition of, the Deposit, either Party (a “Demanding Party”) may deliver to the other Party and the Title Company a written demand for payment of the Deposit (the “Demand”). The Title Company shall pay the Deposit to the Demanding Party unless the other Party, within ten (10) days following the delivery of the Demand to the other Party, shall deliver written notice (the “Dispute Notice”) to the Title Company and the Demanding Party stating that the other Party disputes the right of the Demanding Party to receive payment of the Deposit. If the other Party fails to timely deliver a Dispute Notice to the Title Company and the Demanding Party, the Title Company, promptly upon the expiration of such ten (10) day period, shall pay the Deposit to the Demanding Party without further authorization or direction from the other Party and conclusively shall be discharged and released from any liability or obligation to the other Party with respect to such payment. If the other Party timely delivers a Dispute Notice to the Title Company and the Demanding Party, the Title Company either shall (w) hold and retain all or any part of the Deposit until such dispute is settled or finally determined by litigation, arbitration or otherwise, or (x) deposit the Deposit in an appropriate court of law, following which the Title Company shall thereby and thereafter be relieved and released from any liability or obligation under this Agreement, or (y) institute an action in interpleader or other similar action permitted by stakeholders in the State of New York, or (z) interplead any of the Parties in any action or proceeding which may be brought to determine the rights of the Parties to all or any part of the Deposit. Notwithstanding anything to the contrary contained herein, Seller, Purchaser and Title Company each hereby acknowledges and agrees that payment of the Deposit and the balance of the Purchase Price to Seller pursuant to Section 7.2 of this Agreement shall not require written demand therefor by the Party to whom the Deposit and the balance of the Purchase Price is to be paid, nor shall such payment be subject to objection by the other Party.
(j)    The Title Company shall not have any liability or obligation for loss of all or any portion of the Deposit by reason of the insolvency or failure of the institution of depository with whom the escrow account is maintained.
10.15    Non-Imputation. Purchaser hereby acknowledges that the obligations of Seller hereunder are those solely of Seller and not of its officers, directors, shareholders, members, managers, agents or employees (collectively the “Seller’s Affiliates”). Purchaser shall have no right to seek damages from, or allege a cause of action against, the Seller’s Affiliates. Purchaser hereby agrees that its sole recourse for any actions, claims, liabilities, damages and demands of every nature whatsoever, whether known or unknown, arising out of any matter in connection with this Agreement or the transactions contemplated hereby, to the extent specifically provided for in this Agreement, shall be to Seller’s interest in the Interests and the net proceeds thereof and Purchaser specifically agrees that neither the Seller nor the Seller’s Affiliates shall be personally liable for any judgment or the payment of any monetary obligations to Purchaser. The provisions of this Section 10.15 shall survive the Closing, or if the purchase and sale is not consummated, any cancellation or termination of this Agreement.
10.16    Broker.
(a)Warranty. The Parties represent and warrant to each other that no broker or finder was instrumental in arranging or bringing about this transaction other than Eastdil Secured, L.L.C. (in its capacity as broker arranging for the equity capitalization of the Partnership, the “Sale Broker” and in its capacity as broker arranging for the Loan, the “Mortgage Broker”). At Closing, pursuant to separate agreements between Seller and Sale Broker and DK and Sale Broker, and the Partnership and Mortgage Broker, Seller, DK and the Partnership, as the case may be, will each pay commissions to the Sale Broker and Mortgage Broker in accordance with the provisions of Section 7.4 of this Agreement.
(b)Indemnity. If any other person brings a claim for a commission or finder’s fee based upon any contact, dealings or communication with Seller or Purchaser, then the party through whom such person makes its claim will defend the other party (the “Indemnified Party”) from such claim, and will indemnify the Indemnified Party and hold the Indemnified Party harmless from any and all costs, damages, claims, liabilities or expenses (including without limitation, court costs and reasonable attorneys’ fees and disbursements) incurred by the Indemnified Party in defending against the claim. The provisions of this Section will survive the Closing or, if the purchase and sale is not consummated, any cancellation or termination of this Agreement.
10.17    Limitation on Liability. Notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate liability of Seller collectively and the maximum aggregate amount which may be awarded to and collected by Purchaser under this Agreement will under no circumstances whatsoever exceed FIFTEEN MILLION DOLLARS ($15,000,000.00) in the aggregate for all of the Properties, provided that, such maximum amount shall not apply with respect to any liability of Seller under Sections 3.1(s), 7.4, 7.5, 10.13 or 10.16.
10.18    Survival. Except as expressly set forth to the contrary herein, no representations, warranties, covenants or agreements of Seller contained herein will survive the Closing.
10.19    TIME IS OF THE ESSENCE. TIME SHALL BE OF THE ESSENCE in the performance by Purchaser of all of its respective obligations hereunder.
10.20    No Construction Against Drafter. The Parties took an equal share in drafting this Agreement; therefore, no rule of contract construction that would operate to construe this Agreement or any part thereof strictly against the drafter shall be applied in any action or proceeding relating hereto.
10.21    Contract Execution. Notwithstanding any provision contained in this Agreement to the contrary, this Agreement shall become effective only after the execution and delivery of this Agreement by each of the Parties hereto and no course of conduct, oral agreement or written memoranda shall bind Purchaser or Seller or the Parties hereto with respect to the subject matter hereof except this Agreement.
10.22    Entire Agreement. This Agreement, the Purchase and Sale Agreement II, the Contribution Agreement, all of the Exhibits and schedules hereto and thereto, the Access Agreement and the Confidentiality Agreement, contain all representations, warranties and covenants made by Purchaser and Seller and their respective Affiliates and constitute the entire understanding between the Parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements (other than the Confidentiality Agreement and Sections 6, 10, 11, 12 and 14 of the Access Agreement) in connection with the transaction contemplated by this Agreement are replaced in total by this Agreement, the Purchase and Sale Agreement II and the Contribution Agreement, together with the Exhibits and schedules hereto and thereto.
10.23    Post-Closing Amendments to Existing Loan Documents. Promptly after Closing, the Parties shall endeavor to cause the Existing Lenders to make amendments to the Existing Loan Documents reasonably requested by Purchaser or Seller to reflect the updated organizational structure of the applicable Owners and any additional permitted transfers related thereto.
10.24    Single Closing; Cross-Default. The Parties agree that it is intended that the Closing under this Agreement occur simultaneously with the closing under the Purchase and Sale Agreement II and the Contribution Agreement. In no event shall Seller or Purchaser be required to sell or purchase the Interests under one such agreement without closing on all such agreements. A default under any of this Agreement, the Purchase and Sale Agreement II or the Contribution Agreement shall be a default under each of this Agreement, the Purchase and Sale Agreement II and the Contribution Agreement. All monetary amounts referenced in the following Sections of this Agreement shall be aggregate amounts for all such related matters in each of this Agreement, the Purchase and Sale Agreement II and the Contribution Agreement: Sections 3.2, 3.3(b), 5.3(a), 5.3(c), 5.3(d), 9.1, 9.2, 10.1(b) and 10.17, and shall apply to all Properties (as such terms are defined in this Agreement and the Purchase and Sale Agreement II) and Contributed Properties (as defined in the Contribution Agreement), in the aggregate, as applicable.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on their behalf as of the date first above written.

SELLER:

LEXINGTON REALTY TRUST, a Maryland real estate investment trust

By:	/s/ T. Wilson Eglin
Name:	T. Wilson Eglin
Title:	President

LEPERCQ CORPORATE INCOME FUND L.P., a Delaware limited partnership

By:	Lex GP-1 Trust, a Delaware statutory trust, its general partner

By:	/s/ T. Wilson Eglin
Name:	T. Wilson Eglin
Title:	President

DK:

LX JV Investor LLC, a Delaware limited liability company

By:	Midtown Acquisitions GP LLC, its Manager

	By:	/s/ Avram Z. Friedman
Name: Avram Z. Friedman
Title: Manager

The Agreement has been received by the Title Company this 31st day of August, 2018. By its execution of this Agreement, below, the Title Company hereby and agrees to be bound by the terms hereof to the extent that the Agreement imposes duties upon the Title Company.
FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Jordan A. Dunn
Name:	Jordan A. Dunn
Title:	VP, NCS

Schedule 1

PRIMARY TENANT	PROPERTY/ REAL PROPERTY	SALES PRICE	INTERESTS	OWNER	GENERAL PARTNER	SELLER
AvidXchange, Inc.	1210 AvidXchange Lane Charlotte, NC	$68,700,000.00
100% LP Interest in Lex Charlotte AXC Mezz L.P., which has a 99.5% LP Interest in Lex Charlotte AXC L.P. and a 100% Membership interest in Lex Charlotte AXC GP LLC, which has a .5% GP interest in Lex Charlotte AXC L.P.

100% Membership Interest in Lex Charlotte AXC Mezz GP LLC, which has a 0% GP Interest in Lex Charlotte AXC Mezz L.P.
				Lex Charlotte AXC L.P.	Lex Charlotte AXC GP LLC	LCIF
AMZN WVCS LLC	500 Kinetic Drive Huntington, WV	$14,499,200.00	99.9% LP Interest in Lex Huntington L.P. 100% Membership Interest in Lex Huntington GP LLC, which has a 0.1% GP Interest in Lex Huntington L.P.	Lex Huntington L.P.	Lex Huntington GP LLC	LXP
Trizetto Corporation	9655 Maroon Circle Englewood, CO	$53,750,000.00	99.9% LP Interest in Lex Meridian L.P. 100% Membership Interest in Lex Meridian GP LLC, which has a 0.1% GP Interest in Lex Meridian L.P.	Lex Meridian L.P.	Lex Meridian GP LLC	LXP
McGuireWoods LLP	800 East Canal Street Richmond, VA	$104,514,471.00
99.5% LP Interest in Lex Richmond L.P.

100% Membership Interest in Lex Richmond GP LLC, which has a .5% GP Interest in Lex Richmond LP.

99.5% LP Interest in Lex Richmond Tenant L.P.

100% Membership Interest in Lex Richmond Tenant GP LLC, which has a .5% GP Interest in Lex Richmond Tenant L.P.
				Lex Richmond L.P. and Lex Richmond Tenant L.P.	Lex Richmond GP LLC Lex Richmond Tenant GP LLC	LXP
Boehringer Ingelheim Vetmedica, Inc.	3902 Gene Field Road St. Joseph, MO	$21,048,200.00	99.9% LP Interest in Lex St. Joseph L.P. 100% Membership Interest in Lex St. Joseph GP LLC, which has a 0.1% GP Interest in Lex St. Joseph L.P.	Lex St. Joseph L.P.	Lex St. Joseph GP LLC	LXP
MS Consultants, Inc.	2221 Schrock Road Columbus, OH	$7,000,000.00	99.9% LP Interest in Lex Westerville L.P. 100% Membership Interest in Lex Westerville GP LLC, which has a 0.1% GP Interest in Lex Westerville L.P.	Lex Westerville L.P.	Lex Westerville GP LLC	LXP
TXU Energy Retail Company LLC	6555 Sierra Drive Irving, TX	$39,303,857.00	99.9% LP Interest in Lexington Acquiport Colinas L.P. 100% Membership Interest in Lexington Acquiport Sierra LLC, which has a 0.1% GP Interest in Lexington Acquiport Colinas L.P.	Lexington Acquiport Colinas L.P	Lexington Acquiport Sierra LLC	LXP
Arrow Electronics, Inc.	9201 E. Dry Creek Road Centennial, CO	$39,000,000.00	100% Membership Interest in Lexington Centennial LLC	Lexington Centennial LLC	N/A	LCIF
Global Healthcare Exchange, Inc.	1315 W. Century Drive Louisville, CO	$18,250,000.00	99.9% LP Interest in Lexington Louisville L.P. 100% Membership Interest in Lexington Louisville Manager LLC, which has a 0.1% GP Interest in Lexington Louisville L.P.	Lexington Louisville L.P.	Lexington Louisville Manager LLC	LCIF
Inventiv Health, Inc.	500 Olde Worthington Road Westerville, OH	$12,000,000.00	99.9% LP Interest in Lexington MLP Westerville L.P. 100% Membership Interest in Lexington MLP Westerville Manager LLC, which has a 0.1% GP Interest in Lexington MLP Westerville L.P.	Lexington MLP Westerville L.P.	Lexington MLP Westerville Manager LLC	LXP
Nevada Power Company	6226 W. Sahara Avenue Las Vegas, NV	$36,564,200.00	99.9% LP Interest in Lexington Las Vegas (Vegpow) L.P. 100% Membership Interest in Lexington Las Vegas (Vegpow) Manager LLC, which has a 0.1% GP Interest in Lexington Las Vegas (Vegpow) L.P.	Lexington Las Vegas (Vegpow) L.P.	Lexington Las Vegas (Vegpow) Manager LLC	LXP

Schedule 2

•	Management Agreement dated March 1, 2010 by and between Lexington MLP Westerville L.P. and Lexington MKP Management L.P. for property located at 500 Olde Worthington Road, Westerville, Ohio;

•
Management Agreement dated December 30, 2011 by and between Lex Huntington L.P. and West Virginia Commercial, LLC for property located at 500 Kinetic Drive, Huntington, West Virginia; Letter from Huntington L.P. to Lexington Realty Advisors, Inc., dated December 30, 2011.

•	Management Agreement dated January 1, 2014 by and between Lexington Louisville L.P. and Lexington MKP Management L.P. for property located at 1315 W. Century Drive, Louisville, Colorado;

•	Management Agreement dated January 1, 2014 by and between Lex Meridian L.P. and Lexington MKP Management L.P. for property located at 9655 Maroon Circle, Englewood, Colorado; and

•	Management Agreement dated May 15, 2017 by and between Lex Richmond L.P. and Lexington MKP Management L.P. for property located at 800 East Canal Street, Richmond, Virginia.

•
Condominium Management Agreement dated as of June 3, 2017 between Gateway Plaza Condominium Association and Lexington MKP Management L.P. for the common elements for the property located at 800 East Canal Street, Richmond, Virginia.

Exhibit A

FORM OF ASSIGNMENT AND ASSUMPTION OF PURCHASE AND SALE AGREEMENT

ASSIGNMENT AND ASSUMPTION OF PURCHASE AND SALE AGREEMENT

This ASSIGNMENT AND ASSUMPTION OF PURCHASE AND SALE AGREEMENT (“Assignment”) is made as of the ____ day of _________, 2018, by and between [_________________] (“Assignor”) and _____________________ (“Assignee”).
In consideration of Ten ($10.00) Dollars and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and the mutual covenants and agreements contained herein, Assignor and Assignee hereby agree as follows:
1.Assignor does hereby assign, convey and transfer unto Assignee all right, title and interest of Assignor in, to and under that certain Purchase and Sale Agreement (the “Contract”), dated as of _______, 2018, between Lexington Realty Trust and Lepercq Corporate Income Fund L.P., as Seller, and Assignor, as Purchaser, in respect of the Interests as defined and described in such Contract. This Assignment includes all of Assignor’s right, title and interest in and to the Deposit (as defined in the Contract).
2.Assignee hereby accepts the foregoing assignment and assumes all of the covenants, conditions, obligations and liabilities under the Contract.
3.This Assignment may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. For purposes of this Assignment, any signature transmitted by e-mail (in pdf format) shall be considered to have the same legal and binding effect as any original signature.

(Signatures on following page)

IN WITNESS WHEREOF, this Assignment has been duly signed the date above set forth.

ASSIGNOR:
[___________________], a ________

By:___________________________________
Name:
Title:

ASSIGNEE:

_______________________a Delaware limited partnership

By:
a Delaware limited liability company,
its General Partner

By:__________________________________
Name:
Title:

Exhibit B
FORM OF ASSIGNMENT OF INTERESTS
ASSIGNMENT OF INTERESTS
THIS ASSIGNMENT OF INTERESTS (this “Assignment”) is made as of [] [], 2018 between ______________, a _________________ (“Assignor”), and ___________________, a Delaware limited partnership (the “Partnership”).
WHEREAS, Assignor is the owner of 100% of the general partnership interests, non-member manager interests, limited partnership interests and limited liability company interests (collectively, the “Interests”) described on Schedule 1 hereto in the limited partnership and limited liability companies set forth in Schedule1 hereto; and
WHEREAS, Assignor desires to assign, transfer and convey all of its right, title and interest in the Interests to the Partnership.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.    Assignment. Assignor hereby assigns, transfers and sets over to the Partnership the Interests including all capital relating thereto and profits derived therefrom, in each case, free of liens, security interests and encumbrances. The Partnership hereby accepts such assignment, and assumes all of Assignor’s duties, obligations and rights relating to the Interests on and after the date hereof subject to the terms of the applicable limited liability company or limited partnership agreements.
2.    Parties Bound. No party may assign this Assignment without the prior written consent of the other party, and any such prohibited assignment shall be void. Subject to the foregoing, this Assignment shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties.
3.    Governing Law. This Assignment shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the State of Delaware without giving effect to the conflict of law principles thereof.
4.    Time. Time is of the essence in the performance of this Assignment.
5.    Execution in Counterparts. This Assignment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Assignment.

6.    Representations and Warranties. This Assignment is made without recourse and without any representation or warranty (express or implied) except as set forth in that certain Purchase and Sale Agreement dated as of August __, 2018 between Assignor and LX JV Investor LLC, as assigned by LX JV Investor LLC to the Partnership by Assignment and Assumption of Purchase and Sale Agreement, dated as of August __, 2018.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be signed as of the date first above written.

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE 1

Exhibit C

FORM OF
OWNER’S AFFIDAVIT AND NONIMPUTATION AFFIDAVIT

TO:    FIRST AMERICAN TITLE INSURANCE COMPANY (the “Title Company”)
File No.______________________

Joseph Bonventre, being duly sworn, deposes and says:

1.I am the Executive Vice President of Lexington Realty Trust (“Lexington”) and the Vice President of Lex GP-1 Trust, the general partner of Lepercq Corporate Income Fund L.P. (“Lepercq” and together with Lexington, “Indemnitors”) and am authorized to make this affidavit on behalf of each Indemnitor. The following representations and warranties of Lexington made herein are limited to apply only to those properties and property owners owned by the Lexington as shown on Exhibit A attached hereto, and the representations and warranties of Lepercq made herein are limited to apply only to those properties and property owners owned by Lepercq as shown on Exhibit A attached hereto.

2.No property owner has granted any leases or rights of possession in and to the premises described on Schedule A to the above-referenced commitment to insure (the “Property”), other than those certain leases described in the title commitment.

3.No property owner has ordered any work to be done on any Property in the last 180 days for which payment has not been made and no property owner has ordered any other work prior to 180 days which is still in progress.

4.No proceedings in bankruptcy have ever been instituted by or against Lexington, Lepercq, or any property owner, and no party has made an assignment for the benefit of creditors.

5.Indemnitors are, directly or indirectly, selling to NNN Office J.V L.P. all of the membership and partnership interests in the property owners listed next to their respective names in Exhibit A attached hereto. In connection with such sale, Title Company is issuing a nonimputation endorsement in favor of the buyer of the membership and partnership interests in the owners of the Property, insuring said buyer against the respective knowledge of Lexington and Lepercq, as the owner of the property owners.

6.Neither Indemnitors, nor any property owner, has done anything to create any unrecorded deeds, purchase agreements, leases, easements (other than customary agreements for utilities, cable, antennae, fiber optic and other similar service providers), options to purchase (except as provided in the leases), rights of first refusal (except as set forth in the leases), mortgages, deeds of trust, judgments, liens, encumbrances in any Property whatsoever, except as shown on the title commitment issued by Title Company, and except as otherwise set forth in this Owner’s Affidavit. No tenant has a right of first refusal or right of first offer in connection with the sale of the interests contemplated by this transaction.

7.This affidavit is made for the purposes of inducing the Title Company to issue their policies of title insurance with respect to the Property without exception to mechanic liens, interests not shown in the property records, and rights of parties in possession, and with the aforementioned nonimputation endorsement. Whenever the context so requires, the singular number includes the plural and the masculine includes the feminine. Any reference in this Affidavit to the “Company” shall not include any agent of the Company or any lessee of the Property, or any successor thereof, or any subtenant or assignee of any such lessee or successor.

{REMAINDER OF PAGE LEFT INTENTIONALLY BLANK}

SIGNATURE PAGE TO OWNER’S AFFIDAVIT

Lexington Realty Trust

By:
Name: Joseph Bonventre
Title: Executive Vice President

Lepercq Corporate Income Fund L.P.

By:	Lex GP-1 Trust, its general partner

By:
Name:
Title:

Sworn to and subscribed to
before me this ___ day of ______ 2018.

_____________________
Notary Public

EXHIBIT A

Entities

Entities owned by Lepercq Corporate Income Fund L.P.

Lexington Centennial LLC

Lexington Louisville Manager LLC and Lexington Louisville L.P.

Lex Charlotte AXC Mezz GP LLC and Lex Charlotte AXC Mezz L.P.

Entities owned by Lexington Realty Trust

Lex Richmond GP LLC, Lex Richmond, L.P., Lex Richmond Tenant GP LLC and Lex Richmond Tenant L.P.

Lexington Acquiport Colinas, L.P. and Lexington Acquiport Sierra LLC

Lexington Las Vegas (Vegpow) Manager LLC and Lexington Las Vegas (Vegpow) L.P.

Lex Huntington GP LLC and Lex Huntington L.P.

Lex Meridian GP LLC and Lex Meridian L.P.

Lex St. Joseph GP LLC and Lex St. Joseph L.P.

Lex Westerville GP LLC and Lex Westerville L.P.

Lexington MLP Westerville Manager LLC and Lexington MLP Westerville L.P.

Exhibit D

FORM OF PARTNERSHIP AGREEMENT

(Omitted because separately filed)

Exhibit E
ESCROW AGREEMENT
THIS ESCROW AGREEMENT (this “Escrow Agreement”), effective as of August _, 2018 (the “Effective Date”), is entered into by and among Lexington Realty Trust, a Maryland real estate investment trust (“LXP”) and Lepercq Corporate Income Fund L.P., a Delaware limited partnership (“LCIF”; LXP and LCIF are collectively referred to herein as “Seller”), LX JV Investor LLC, a Delaware limited liability company (“Purchaser”), and First American Title Insurance Company (“Escrow Agent”). Seller, Purchaser and Escrow Agent are sometimes referred to herein collectively as the “Parties”.
RECITALS
A.    Seller, Purchaser and Escrow Agent executed that certain Purchase and Sale Agreement dated as of August ___, 2018 (the “Agreement”), the terms and conditions of which are incorporated herein by reference as if fully set forth herein.
B.    Seller and Purchaser agree that the conditions to Closing set forth in Sections 6.1(d) and 6.2(b) of the Agreement requiring the Existing Lender’s consent in respect of the Existing Loan secured by the Richmond, Virginia Property (“Existing Lender’s Consent”) has not been satisfied prior to Closing and the Parties are proceeding to Closing in accordance with the Agreement, subject to the terms and conditions of this Escrow Agreement.
C.     Pursuant to Section 7.2 of the Agreement, (i) Purchaser has agreed to fund the portion of the Sales Price allocable to the Interests in respect of the Richmond, Virginia Property (the “Richmond Interests”), which amount is equal to Thirty Seven Million Six Hundred Eleven Thousand Five Hundred Seventy Six and 80/100 Dollars ($37,611,576.80) and represents the Purchaser’s equity, net of any debt outstanding as of the date hereof with respect to the Richmond, Virginia Property (the “Escrow Amount”), into an escrow account with Escrow Agent (rather than to the Title Company for payment to Seller pursuant to Section 2.1(c) of the Agreement), and (ii) Seller and Purchaser have agreed to deliver to Escrow Agent the closing documents in respect of the Richmond Interests described on Exhibit A attached hereto and made a part hereof (the “Closing Documents”). It is the intent of the Parties that, if the Richmond Closing (hereinafter defined) occurs, it be deemed to have occurred as of the Effective Date for all purposes.
C.    Seller, Purchaser and Escrow Agent desire to enter into this Escrow Agreement to more particularly establish the terms and conditions for the holding and disbursement of the Escrow Amount and Closing Documents.
AGREEMENT
In consideration of the mutual covenants set forth in this Escrow Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Definitions. Any and all capitalized terms not expressly defined in this Escrow Agreement shall have the meanings ascribed to them in the Agreement.

2.Escrow Agent, Escrow Amount and Closing Documents. The parties agree as follows with respect to Escrow Agent, the Escrow Amount and the Closing Documents (the Escrow Amount and Closing Documents are collectively referred to herein as the “Escrowed Property”):
(a)All escrow fees or any other fees imposed by the Escrow Agent in connection with its acting as Escrow Agent hereunder shall be paid eighty percent (80%) by Purchaser and twenty percent (20%) by Seller.
(b)Escrow Agent shall hold the Escrowed Property pursuant to this Escrow Agreement and all accrued interest shall be paid to the party entitled to receive the Escrow Amount pursuant to the terms hereof, provided that if the Escrow Agreement is extended beyond December 31, 2018, interest accruals for 2018 shall be reported as income to Seller and all such interest shall be distributed to Seller.
(c)The duties of Escrow Agent are only as herein specifically provided, and are purely ministerial in nature, and Escrow Agent shall incur no liability whatsoever except as a result of its willful misconduct or gross negligence.
(d)In the performance of its duties hereunder, Escrow Agent shall be entitled to rely upon any document, instrument or signature believed by it to be genuine and signed by either of the parties or their successors.
(e)Escrow Agent may assume that any person purporting to give any notice of instructions in accordance with the provisions hereof has been duly authorized to do so.
(f)Escrow Agent shall not be bound by any modification, cancellation or rescission of this Escrow Agreement unless in writing and signed by it, Seller and Purchaser.
(g)Seller and Purchaser shall jointly and severally reimburse and indemnify Escrow Agent for, and hold it harmless against, any and all loss, liability, costs or expenses in connection herewith, including attorneys’ fees and disbursements, incurred without willful misconduct or negligence on the part of Escrow Agent arising out of or in connection with its acceptance of, or the performance of its duties and obligations under, this Escrow Agreement, as well as the costs and expenses of defending against any claim or liability arising out of or relating to this Escrow Agreement. Seller and Purchaser each hereby release Escrow Agent from any act done or omitted to be done by Escrow Agent in good faith or on reliance on the advice of counsel in the performance of its duties hereunder.
(h)Escrow Agent is acting as a stakeholder only with respect to the Escrowed Property. In the event that a dispute shall arise in connection with this Escrow Agreement, or as to the rights of any of the Parties in and to, or the disposition of, the Escrowed Property, either Party (a “Demanding Party”) may deliver to the other Party and the Escrow Agent a written demand for delivery of the Escrowed Property (the “Demand”). The Escrow Agent shall deliver the Escrowed Property to the Demanding Party unless the other Party, within ten (10) days following the delivery

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of the Demand to the other Party, shall deliver written notice (the “Dispute Notice”) to the Escrow Agent and the Demanding Party stating that the other Party disputes the right of the Demanding Party to receive delivery of the Escrowed Property. If the other Party fails to timely deliver a Dispute Notice to the Escrow Agent and the Demanding Party, the Escrow Agent, promptly upon the expiration of such ten (10) day period, shall deliver the Escrowed Property to the Demanding Party without further authorization or direction from the other Party and conclusively shall be discharged and released from any liability or obligation to the other Party with respect to such delivery. If any dispute arises as to whether Escrow Agent is obligated to deliver the Escrowed Property or as to whom the Escrowed Property is to be delivered or the amount thereof, Escrow Agent shall not make any delivery, but in such event Escrow Agent shall hold the Escrowed Property until receipt by Escrow Agent of instructions in writing, signed by all parties which have, or claim to have, an interest in the Escrowed Property, directing the disposition of the Escrowed Property, or in the absence of such authorization, Escrow Agent shall hold the Escrowed Property until receipt of a certified copy of a final judgment of a court of competent jurisdiction providing for the disposition of the Escrowed Property. If such written instructions are not received, or proceedings for such determination are not commenced within 30 days after receipt by Escrow Agent of notice of any such dispute and diligently continued, or if the Escrow Agent is uncertain as to which party or parties are entitled to the Escrowed Property, Escrow Agent may either (i) hold the Escrowed Property until receipt of (x) such written instructions or (y) a certified copy of a final judgment of a court of competent jurisdiction providing for the disposition of the Escrowed Property, or (ii) deposit the Escrowed Property in the registry of a court of competent jurisdiction; provided, however, that notwithstanding the foregoing, Escrow Agent may, but shall not be required to, institute legal proceedings of any kind.
3.Disbursement of Escrow Amount and Release of Closing Documents. (a) During the term of this Escrow Agreement, Seller will act with respect to the management of the Richmond Interests and the Richmond, Virginia Property, including, without limitation in respect of Major Decisions (as defined in the Partnership Agreement) as if the same were governed by the Partnership Agreement, and the Owner will hold all Cash Flow (as defined in the Partnership Agreement) with respect to the Richmond, Virginia Property as if such funds were received by the Partnership pursuant to the Partnership Agreement and shall not make any payments from such Cash Flow, other than for Permitted Expenses (as defined in the Partnership Agreement) with respect to the Richmond, Virginia Property. Seller shall notify Purchaser as soon as reasonably practicable in the event of any material requests or updates from the applicable Existing Lender with respect to the Existing Lender’s Consent. Seller shall notify Purchaser and Escrow Agent in writing within one (1) Business Day following receipt of the Existing Lender’s Consent, and the Parties shall close the sale and acquisition of the Richmond Interests in accordance with the Agreement (the “Richmond Closing”) as of the Effective Date within two (2) Business Days after receipt of the Existing Lender’s Consent. Concurrently with the Richmond Closing, the Escrow Amount will be disbursed to Seller and the Closing Documents will be released from escrow; provided that to the extent Seller made a capital contribution to Lex Richmond L.P. or Lex Richmond Tenant L.P. to pay a Permitted Expense in accordance with the Partnership Agreement with respect to the Richmond, Virginia Property during the term of this Escrow Agreement, at Closing, such amount (without duplication of any amount

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constituting both a Permitted Expense and a capital contribution) shall be reimbursed to Seller by the Partnership in accordance with the terms of the Partnership Agreement.
(b)    In the event Seller has not received the Existing Lender’s Consent prior to December 31, 2018, Seller may elect to extend the term of this Escrow Agreement on a quarterly basis until receipt of the Existing Lender’s Consent, or Seller may terminate this Escrow Agreement at any time on or after December 31, 2018, in each case, upon written notice to Purchaser and Escrow Agent. Upon a termination of this Escrow Agreement, the Escrow Amount shall be returned to Purchaser and the Closing Documents shall be returned to Seller.

(c)    If the applicable Existing Lender denies consent to the transfer requested by Seller and the applicable Owner, Seller may elect to (i) terminate this Escrow Agreement within five (5) days after such denial of consent, in which event the last sentence of subsection 3(b) shall govern or (ii) request that the applicable Existing Lender approve the Partnership’s assumption of the Existing Loan secured by the Richmond, Virginia Property, which request shall not be made without Purchaser’s prior written approval, not to be unreasonably withheld, conditioned or delayed. If Seller and Purchaser agree to request that the applicable Existing Lender approve such assumption, the term of this Escrow Agreement shall automatically be extended without any further action for up to a ninety (90) day period to accommodate such loan assumption and the Richmond Closing shall occur simultaneously with the closing of such loan assumption. In the event the Richmond Closing described in this subsection (c) occurs, the costs of any such loan assumption shall be paid by the Partnership in accordance with the terms of the Partnership Agreement and in the event the Richmond Closing described in this subsection (c) does not occur, the costs of any such proposed loan assumption shall be paid eighty percent (80%) by Purchaser and twenty percent (20%) by Seller. In the event the loan assumption is not timely consummated and this Escrow Agreement is not extended by mutual agreement of the Parties, this Escrow Agreement shall be terminated upon written notice from Seller to Purchaser and Escrow Agent and upon such termination the provisions of the last sentence of subsection 3(b) shall govern.
4.Miscellaneous.
a.    This Escrow Agreement sets forth the entire agreement among the Parties related to the Escrowed Property and cannot be waived or amended except by written agreement of the Parties.
b.    Time is of the essence of this Escrow Agreement.
c.    Any notice required or permitted under this Escrow Agreement shall be in writing and shall be deemed duly given: (i) on the date of personal delivery; (ii) one (1) Business Day following dispatch by Federal Express or equivalent or (iii) three (3) Business Days after mailing certified or registered mail, postage prepaid, return receipt requested, to respective addresses of the parties as set forth below:

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ESCROW AGENT:	First American Title Insurance Company 1125 17th Street, Suite 500 Denver, Colorado 80202 Attention: John V. Miller Phone: (303) 876-1122

SELLER:	c/o Lexington Realty Trust One Penn Plaza, Suite 4015 New York, NY 10119 Attention: Lara Johnson Phone: (212) 692-7200 Fax: (212) 594-6600

with a copy to:	c/o Lexington Realty Trust One Penn Plaza, Suite 4015 New York, NY 10119 Attention: Joseph Bonventre, Esquire Phone: (212) 692-7250 Fax: (212) 594-6600

with a copy to:	Eiseman Levine Lehrhaupt & Kakoyiannis P.C. 805 Third Avenue New York, New York 10022 Attention: Jonathan Eiseman, Esq. Phone: (212) 752-1000 Fax: (212) 355-4608

PURCHASER:	LX JV Investor LLC 520 Madison Ave 30th Floor New York, NY 10022 Attention: Andrew Shore Phone: (212) 446-4019 Fax: (212) 371-4318

with a copy to:	Dechert LLP Cira Centre 2929 Arch Street Philadelphia, PA 19104 Attention: Jay Zagoren Phone: (215) 994-2644 Fax: (215) 655-2644

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d.    Nothing in this Escrow Agreement, expressed or implied, is intended to confer upon any person other than the Parties and their successors and assigns any right or interest whatsoever. Nothing in this Escrow Agreement shall be interpreted to create a partnership or joint venture agreement between or among any of the Parties hereto.
e.    This Escrow Agreement may be executed by facsimile or electronic signature and in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same instrument.
f.    This Escrow Agreement shall be binding upon and shall inure to the benefit of Seller and Purchaser, their respective successors and assigns. Neither Purchaser nor Seller may transfer or assign its interest under this Escrow Agreement without the other party’s prior written consent.
g.    This Escrow Agreement shall be governed, construed and enforced exclusively in accordance with the laws of the State of New York. Venue for any action arising out of this Escrow Agreement shall irrevocably and exclusively lie in the state courts of New York, New York or federal district court for New York, New York.
h.    The prevailing party in any lawsuit arising out of this Escrow Agreement shall be entitled to the reimbursement by the other party of its legal fees, costs and expenses incurred in connection with said lawsuit.

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IN WITNESS WHEREOF, the parties have caused this Escrow Agreement to be executed as of the day and year first above written.

SELLER:	LEXINGTON REALTY TRUST, a Maryland real estate investment trust

By:
Name:
Title:

LEPERCQ CORPORATE INCOME FUND L.P., a Delaware limited partnership

By:	Lex GP-1 Trust, a Delaware statutory trust, its general partner

By:
Name:
Title:

PURCHASER:	LX JV INVESTOR LLC, a Delaware limited liability company

	By:	Midtown Acquisition GP LLC, its Manager

By:
Name:
Title:

ESCROW AGENT:	FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:
Title:

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Exhibit A

Closing Documents

1.	Assignment of Interests with respect to each of Lex Richmond GP LLC, Lex Richmond L.P., Lex Richmond Tenant GP LLC and Lex Richmond Tenant L.P.

2.	FIRPTA Certificate.

3.	Owner’s Affidavit and Non-Imputation Agreement.

4.	Lexington Realty Trust Officer’s Certificate.

5.	LXP Manager Corp. Officer’s Certificate.

6.	Amended Limited Partnership Agreement of Lex Richmond L.P.

7.	Amended Limited Liability Company Agreement of Lex Richmond GP LLC.

8.	Amended Limited Partnership Agreement of Lex Richmond Tenant L.P.

9.	Amended Limited Liability Company Agreement of Lex Richmond Tenant GP LLC.

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